Exhibit 10.2

Up To $42,000,000

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of December 12, 2018

among

CCF INTERMEDIATE HOLDINGS LLC,

as Holdings,

CCF OPCO LLC,

as Borrower,

THE LENDERS PARTY HERETO

and

GLAS TRUST COMPANY LLC,
as Administrative Agent

3.18	Insurance	49
3.19	Security Documents	49
3.20	Location of Real Property and Leased Premises	50
3.21	Labor Matters	50
3.22	[Reserved]	50
3.23	Sanctioned Persons	50
3.24	[Reserved]	50
3.25	Loan Receivables	50

ARTICLE IV	CONDITIONS OF LENDING	52

ARTICLE V	AFFIRMATIVE COVENANTS	53

5.01	Existence; Compliance with Laws; Businesses and Properties	53
5.02	Insurance	53
5.03	Obligations and Taxes	54
5.04	Financial Statements, Reports, etc.	54
5.05	Litigation and Other Notices	57
5.06	Information Regarding Collateral	57
5.07	Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings	57
5.08	Use of Proceeds	58
5.09	Employee Benefits	58
5.10	Compliance with Environmental Laws	58
5.11	Preparation of Environmental Reports	58
5.12	Further Assurances	58
5.13	Post-Closing Covenant	59

ARTICLE VI	NEGATIVE COVENANTS	60

6.01	Indebtedness and Issuance of Disqualified Stock and Preferred Stock	60
6.02	Liens	64
6.03	Asset Sales	65
6.04	Merger, Consolidation or Sale of All or Substantially All Assets	66
6.05	Restricted Payments	66
6.06	Transactions with Affiliates	70
6.07	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	72
6.08	Business of the Borrower and the Restricted Subsidiaries	74
6.09	Financial Covenants	74
6.10	Fiscal Year	74
6.11	[Reserved]	74
6.12	Loan Receivables Selection Policy	74
6.13	Sales of Certain Consumer Loan Assets	74
6.14	Dormant Unrestricted Subsidiary	74

ARTICLE VII	EVENTS OF DEFAULT	75

ARTICLE VIII	AGENCY	77

8.01	Appointment and Authority	77
8.02	Rights as a Lender	78

8.03	Exculpatory Provisions	78
8.04	Reliance by Administrative Agent	79
8.05	Delegation of Duties	79
8.06	Resignation of Administrative Agent	79
8.07	Non-Reliance on Administrative Agent and Other Lenders	80
8.08	Administrative Agent May File Proofs of Claim	80
8.09	Collateral and Guarantee Matters	81
8.10	Collateral Agreement	81
8.11	No Duty to Take Discretionary Action	82
8.12	Bondholder Designee	82

ARTICLE IX	MISCELLANEOUS	82

9.01	Notices; Effectiveness; Electronic Communication	82
9.02	Survival of Agreement	85
9.03	Successors and Assigns	85
9.04	Expenses; Indemnity; Damage Waiver	90
9.05	Right of Setoff	92
9.06	Governing Law; Jurisdiction; Etc.	93
9.07	Waivers; Amendment	93
9.08	Interest Rate Limitation	94
9.09	WAIVER OF JURY TRIAL	95
9.10	Severability	95
9.11	Counterparts; Integration; Effectiveness; Electronic Execution	95
9.12	Headings	95
9.13	Treatment of Certain Information; Confidentiality	95
9.14	USA PATRIOT Act	96
9.15	Lender and Holder Action	96
9.16	Application of Proceeds	96
9.17	Third-Party Beneficiaries	97

SCHEDULES

Schedule 1.01(b)	-	Subsidiary Guarantors
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08(a)	-	Subsidiaries
Schedule 3.08(b)	-	Unrestricted Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 5.13	-	Post-Closing Covenant
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Covenant Certificate
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Revolving Note
Exhibit F	-	Form of Liquidity Certificate
Exhibit G	-	Form of Adjusted EBITDA Certificate

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of December 12, 2018 (as the same may have been and may be hereafter further amended, restated, supplemented, or otherwise modified from time to time) (this “Agreement”), among CCF INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), CCF OPCO LLC, a Delaware limited liability company (the “Borrower”), the Lenders (as defined in Article I), and GLAS TRUST COMPANY LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and Holders.

Reference is made to the Existing Revolving Credit Agreement. CCFI has, pursuant to the First Assignment and Assumption Agreement, assigned to CCF Holdings, and CCF Holdings has assumed, all of CCFI’s rights and obligations under the Existing Revolving Credit Agreement (the “First Assignment and Assumption”). CCF Holdings has, following the First Assignment and Assumption and immediately prior to the effectiveness of this Agreement, pursuant to the Second Assignment and Assumption Agreement, assigned to the Borrower, and the Borrower has assumed, all of CCF Holdings’ rights and obligations under the Existing Revolving Credit Agreement.

This Agreement, on the terms and subject to the conditions set forth herein, shall amend and restate the Existing Revolving Credit Agreement in its entirety as of the Closing Date. This Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing Revolving Credit Agreement or evidence payment of all or any of such obligations and liabilities. From and after the Closing Date, the Existing Revolving Credit Agreement shall be of no further force or effect, except to evidence the Obligations (as defined in the Existing Revolving Credit Agreement) incurred, the representations and warranties made and the actions or omissions performed or required to be performed thereunder prior to the Closing Date, and the Borrower and, for the avoidance of doubt, CCFI and CCF Holdings, will be released from all liabilities and obligations under the Existing Revolving Credit Agreement and the other Loan Documents.

Accordingly, the parties hereto agree to amend and restate the Existing Revolving Credit Agreement as follows:

ARTICLE I
DEFINITIONS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted EBITDA” shall mean the net income (loss) attributable to the Borrower and its Subsidiaries, determined in accordance with GAAP, plus (a) interest (and costs attributable to the fees of lenders, agents, trustees and similar charges and expenses), taxes (and, without duplication, provisions for taxes), depreciation, amortization and non-cash compensation, (b) proceeds from business interruption insurance (to the extent such proceeds are not reflected in computing net income and (c) (x) any restructuring charge or reserve or non-recurring integration costs deducted in computing net income, including any one-time costs incurred in connection with acquisitions and (y) any costs or expenses relating to the closure and/or consolidation or relocation of facilities, including store closings, (d) the aggregate amount of fees, expenses or charges related to any acquisition, disposition, issuance, increase, repayment or refinancing of indebtedness or amendment or modification of any debt instrument or issuance of any equity interest (in each case, to the extent such transaction is permitted by the terms hereof), and (e) any other non-cash charges, including any write offs or write downs, deducted in computing net income, in each of the foregoing cases, on a consolidated basis inclusive of Unrestricted Subsidiaries and eliminating any intra-company entries; provided, that with respect to the retail insurance business joint venture, MD-JV LLC, the income/loss shall be on a cash basis.

“Adjusted EBITDA Certificate” shall mean a certificate duly executed by a Financial Officer of the Borrower substantially in the form of Exhibit G, or such other form as shall be approved by the Bondholder Designee.

“Administrative Agent Payments” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.06.

“Agent Parties” shall have the meaning assigned to such term in Section 9.01(d)(ii).

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of all of the Lenders’ Revolving Credit Exposures.

“Agreement” shall have the meaning assigned to such term in the introductory statement hereto.

“Applicable Commitment Percentage” shall mean with respect to any Lender, at any time, the percentage (carried out to the ninth decimal place) of the Total Commitment, represented by the amount of the Commitment of such Lender at such time; provided, that if the Total Commitment has been terminated at such time, then the Applicable Commitment Percentage of each such Lender shall be the Applicable Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments. The initial Applicable Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 attached hereto or in any Assignment and Assumption permitted hereunder pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” shall mean with respect to any Lender or Holder, any Fund that is administered or managed by (a) such Lender or Holder, (b) an Affiliate of such Lender or Holder or (c) an entity or an Affiliate of an entity that administers or manages such Lender or Holder.

“Approved Projections” shall have the meaning assigned to such term in Section 5.04(e).

“Asset Sale” shall mean (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than non-voting Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.01), whether in a single transaction or a series of related transactions; in each case, other than: (i) any disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business; (ii) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.05; (iii) any disposition of assets by the Borrower or a Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $250,000; (iv) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary; (v) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business; (vi) foreclosures, condemnation or any similar action on assets or the granting of Liens, in each case, not prohibited by this Agreement (vii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business; (viii) the sale, collection or discount of inventory, accounts or loans receivable or notes receivable in the ordinary course of business or the conversion of accounts or loans receivable to notes receivable; (ix) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis; (x) the unwinding of any Hedging Obligations; (xi) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; (xii) the lapse or abandonment of intellectual property rights in the ordinary course of business, that, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole; (xiii) the issuance of directors’ qualifying shares and shares issued to foreign nationals, in each case, as required by applicable law; and (xiv) any sale, conveyance, transfer or other disposition of Consumer Loans or Loan Receivables to CCFI Funding II, LLC in connection with the SPV II Notes and consistent with past practices.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender or a Holder and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.03), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction shall mean, as at the time of determination, the present value (discounted at the interest rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided that if such interest rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate borne by the PIK Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.

“Backup Servicer” shall mean a Person, reasonably satisfactory to the Bondholder Designee, that the Loan Parties have appointed and that is providing backup servicing and its successors and permitted assigns reasonably satisfactory to the Bondholder Designee. As of the Closing Date, the Backup Servicer is Carmel Solutions LLC.

“Backup Servicing Agreement” shall mean the Master Services Agreement among the Backup Servicer and the Borrower, as amended, restated, supplemented, replaced, or otherwise modified from time to time in accordance with the terms thereof.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bondholder Designee” shall mean the Trustee under the indenture governing the New Lender Notes or, at their election, that Person designated by the New Lender Noteholder Majority.  The Bondholder Designee shall act solely at the direction of the New Lender Noteholder Majority.

“Books and Records” shall mean all of Loan Parties’ original ledger cards, payment schedules, credit applications, contracts, lien and security instruments, guarantees relating in any way to the Collateral and other books and records or transcribed information of any type, whether expressed in electronic form in tapes, discs, tabulating runs, programs and similar materials now or hereafter in existence relating to the Collateral.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01(d).

“Borrowing” shall mean a borrowing consisting of the making of any Revolving Loan by each of the Lenders pursuant to Section 2.01.  Interest shall accrue from and including the first day of a Borrowing to the last day of such Borrowing.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.

“Capital Stock” shall mean (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, that any lease that would be characterized as an operating lease in accordance with GAAP on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capital lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such lease to be recharacterized (on a prospective or retroactive basis or otherwise) as a capital lease.

“Cash Equivalents” shall mean

(i)                                     United States dollars or Canadian dollars;

(ii)                                  (A) euro, pounds sterling or any national currency of any participating member state of the EMU; or (B) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by such Restricted Subsidiary from time to time in the ordinary course of business;

(iii)                               securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(iv)                              certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank (any such instrument, a “Qualifying Bank Instrument”); provided that, with respect to any Qualifying Bank Instrument held by (x) the Borrower or any Domestic Subsidiary, the applicable commercial bank is a U.S. commercial bank having capital and surplus of not less than $500,000,000 and (y) any Foreign Subsidiary, the applicable commercial bank is a U.S. commercial bank having capital and surplus of not less than $500,000,000 or a non-U.S. commercial bank having capital and surplus of not less than $100,000,000 (or the U.S. dollar equivalent thereof as of the date of determination);

(v)                                 repurchase obligations for underlying securities of the types described in clause (iii) or (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above;

(vi)                              commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof;

(vii)                           marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of acquisition thereof;

(viii)                        investment funds investing 95% of their assets in securities of the types described in clauses (i) through (vii) above and (ix) through (xi) below; provided that Qualifying Bank Instruments with any non-U.S. commercial bank and any securities described under clause (xi) below, in each case, shall only be counted towards such 95% requirement to the extent that the holder of such investment fund is a Foreign Subsidiary;

(ix)                              Indebtedness or Preferred Stock issued by Persons (other than the Borrower or any Affiliate of the Borrower) with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;

(x)                                 Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(xi)                              in the case of any Foreign Subsidiary, readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s and S&P (or, if at any time either Moody’s or S&P shall not be rating such obligations, an equivalent rating from another Rating Agency) maturing within 12 months of the date of acquisition thereof.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (i) or (ii) above, provided that such amounts are converted into any currency described in either clause (i) or (ii) above as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“CCF Holdings” shall mean Community Choice Financial Holdings, LLC, a Delaware limited liability company.

“CCFI” shall mean Community Choice Financial Inc., an Ohio corporation.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, regulations or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, regulations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person, or any of the Equity Interests of any of the Borrower’s Subsidiaries to any Person other than the Borrower and its Restricted Subsidiaries; (ii) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 10% or more of the total voting power of the Voting Stock of the Borrower or any Parent Entity; or (iii) any “Change of Control” under the New Lender Notes, except that neither the Refinancing nor the Transactions shall constitute a “Change of Control”.

“Charges” shall have the meaning assigned to such term in Section 9.08.

“Closed-End Loan” shall mean a Consumer Loan consisting of either (i) an amortizing unsecured consumer installment loans or (ii) an amortizing Title Loan.

“Closed-End Loan Receivables” shall mean Loan Receivables in respect of Closed-End Loans.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the assets and properties subject to the Liens created by the Security Documents.

“Collateral Agent” shall mean Computershare Trust Company, N.A., in its capacity as collateral agent under the Security Documents, and any successor thereto.

“Collateral Agreement” shall mean the Amended and Restated Collateral Agreement, dated as of December 12, 2018 (as the same may have been and may be hereafter further amended, restated, supplemented or otherwise modified from time to time) among Holdings, the Borrower, the Subsidiary Guarantors, the Administrative Agent and the Collateral Agent, creating security interests in the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.03.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Communications” shall have the meaning assigned to such term in Section 9.01(d)(ii).

“Compliance Certificate” shall mean a certificate duly executed by a Financial Officer of the Borrower substantially in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.

“Consumer Credit” shall have the same meaning as such term in is defined in 12 C.F.R §1002(j).

“Consumer Loan Agreement” shall mean a consumer loan agreement (together with all related agreements, documents and instruments executed and/or delivered in connection therewith) or similar contract, pursuant to which a Loan Party or any Subsidiary of any Loan Party (i) agrees to make Consumer Loans from time to time or (ii) otherwise possesses the authority (as assignee or holder) to enforce the terms of a Consumer Loan.

“Consumer Loans” shall mean secured and unsecured consumer loans (including consumer lines of credit and installment loans and similar instruments and products) either (i) made by the Loan Parties or any of their Subsidiaries (other than Borrower) to individuals resident of the United States of America in the ordinary course of business and in accordance with all applicable Requirements and the Loan Parties’ and their Subsidiaries’ standard credit and underwriting policies.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Account” shall mean each deposit account and securities account that is (i) subject to an account control agreement in form and substance satisfactory to the Bondholder Designee in accordance with Section 3.04(b) or 3.04(c) of the Collateral Agreement and (ii) owned by a Loan Party in respect of which the Lenders have received a legal opinion, covering the due authorization of the execution and delivery of certain of the Loan Documents by such Loan Party and the performance of such Loan Party’s obligations thereunder, the due execution and delivery of such Loan Documents by such Loan Party, and such other matters as the Bondholder Designee may reasonably require, in form and substance satisfactory to the Administrative Agent.

“Corporate Liquidity” shall mean, on any date of determination, an amount equal to one hundred percent (100%) of the balance of the unrestricted (it being agreed and acknowledged that cash collateral securing surety bonds and letters of credit posted or maintained by the Loan Parties shall be deemed to be “restricted”, but that cash and Cash Equivalents maintained in Controlled Accounts are “unrestricted”) cash and Cash Equivalents of the Loan Parties.  For avoidance of doubt, no cash or Cash Equivalents of any Unrestricted Subsidiary (including CCFI Funding II, LLC) shall be included in the definition or calculation of Corporate Liquidity.

“Covenant Certificate” shall mean a certificate duly executed by a Financial Officer of the Borrower substantially in the form of Exhibit C, or such other form as shall be approved by the Bondholder Designee.

“Covenant Date” shall have the meaning assigned to such term in Section 5.04(e).

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Credit Facilities” shall mean the revolving credit facilities provided for by this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of one or more conditions precedent to funding set forth in Article IV (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) not having been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on a condition precedent to funding set forth in Article IV (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) which cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the

Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than solely as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the earlier of the Maturity Date and the date the Commitments are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 9.03(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.03(b)(iii)).

“EMU” shall mean the economic and monetary union as contemplated by the Treaty on European Union.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders) and agreements, in each case relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages, trust fund reimbursements and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release of any Hazardous Materials.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“euro” shall mean the single currency of participating member states of the EMU.

“Event of Default” shall have the meaning assigned to such term in Article VII, or any “Event of Default” under the New Lender Notes.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Rights and Obligations” shall have the meaning assigned to such term in Section 9.03(b)(iv).

“Excluded Taxes” shall mean, with respect to any payment made hereunder by or on account of any obligation of the Borrower or any other Loan Party to the Administrative Agent, any Lender, Holder or any other recipient, (a) income or franchise Taxes imposed on (or measured by) its net income (however denominated) by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or Holder, in which its applicable lending or funding office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding Taxes attributable to such recipient’s failure to comply with documentation requirements of Section 2.16(e), (d) except in the case of an assignee pursuant to a request by the Borrower under Section 2.17(b), any withholding Tax that is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (or designates a new lending or funding office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending or funding office (or assignment), to receive additional amounts from the Borrower or any other Loan Party with respect to such withholding Tax pursuant to Section 2.16(a), and (e) any withholding Taxes imposed under FATCA.

“Existing Revolving Credit Agreement” shall mean the Revolving Credit Agreement, dated as of September 6, 2018, as amended, restated, supplemented, replaced, or otherwise modified prior to the Closing Date (including by the First Assignment and Assumption Agreement and, immediately prior to the effectiveness of this Agreement, by the Second Assignment and Assumption Agreement), among the Borrower, the lenders party thereto from time to time and GLAS Trust Company LLC as the administrative agent.

“fair market value” shall mean, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the letter agreement, dated as of November 20, 2018, by and between the Borrower and the Administrative Agent.

“Fees” shall mean the Commitment Fees, the Administrative Agent Payments and the SPV Lender Expenses.

“Final Availability Date” shall mean the earlier of (a) the date that is six (6) calendar months prior to the Maturity Date and (b) the date on which the Total Commitment shall terminate or, with respect to any Lender, the date on which such Lender’s Commitment shall terminate, in each case, in accordance with the provisions of this Agreement.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Assignment and Assumption” shall have the meaning assigned to such term in the recitals to this Agreement.

“First Assignment and Assumption Agreement” shall mean that Assignment and Assumption Agreement No.1, dated as of December 12, 2018, by and among CCFI, CCF Holdings, the Lenders party thereto, the Bondholder Designee and the Administrative Agent.

“Foreign Holder” shall mean any Holder than is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time; provided, that if after the date hereof there occurs any change in GAAP or in the application thereof, (i) no such change shall modify or affect the manner in which compliance with the covenants contained in Section 6.09 or any related definition is computed such that all such computations shall be conducted in accordance with GAAP before giving effect to such change and (ii) in no event shall any liabilities attributable to an operating lease be treated as Indebtedness nor shall any expenses attributable to payments made under an operating lease be treated, in whole or in part, as interest expense.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners); provided, however, that the term shall also include all network card and other association entities that materially regulate, support or impact the operations or business of the Borrower, any other Loan Party or any of their respective Restricted Subsidiaries.

“Granting Lender” shall have the meaning assigned to such term in Section 9.03(h).

“guarantee” of or by any Person shall mean a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” shall mean the guarantee by any Subsidiary Guarantor of the Borrower’s Loan Document Obligations.

“Guarantee Agreement” shall mean the Amended and Restated Guarantee Agreement, dated December 12, 2018 (as the same may have been and may be hereafter further amended, restated, supplemented or otherwise modified from time to time) among Holdings, the Borrower, the Subsidiaries party thereto and the Administrative Agent.

“Hazardous Materials” shall mean (a) any petroleum products, byproducts additives or fractions and all other hydrocarbons, coal ash, radon gas, asbestos or asbestos-containing material, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“Holder” shall mean a holder of a Revolving Note.

“Indebtedness” shall mean, with respect to any Person, without duplication:

(i)                                     any indebtedness (including principal and premium) of such Person, whether or not contingent:

(A)                               in respect of borrowed money;

(B)                               evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(C)                               representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(D)                               representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness in any of clauses (A) through (D) (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that, Indebtedness of any Parent Entity that is non-recourse to the Borrower and all of its Restricted Subsidiaries but that appears on the consolidated balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded;

(ii)                                  all Attributable Debt in respect of Sale and Lease-Back Transactions entered into by such Person;

(iii)                               to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(iv)                              to the extent not otherwise included, the obligations of the type referred to in clause (i) or (ii) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.04(b).

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is not an Affiliate of the Borrower.

“Information” shall have the meaning assigned to such term in Section 9.13.

“Interagency Guidelines” shall mean the Interagency Guidelines Establishing Information Security Standards, as set forth in Appendix B to 12 C.F.R. Part 30.

“Interest Payment Date” shall mean the last Business Day of each month and shall further include the date on which the Loan Document Obligations (including all Obligations in respect of the Revolving Notes) are paid in full; provided that the first Interest Payment Date shall be December 31, 2018.

“Investment Grade Rating” shall mean (1) a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or (2) a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P and an equivalent rating by any other Rating Agency.

“Investments” shall mean, with respect to any Person, all investments, direct or indirect, by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts or loans receivable, trade credit, advances to customers, and commission, travel and similar advances to officers and employees, in each case made or arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary” and Section 6.05, (i) Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (1) the Borrower’s Investment in such Subsidiary at the time of such redesignation, less (2) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case, as determined in good faith by the board of directors of the Borrower. If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Borrower (or the applicable Restricted Subsidiary) will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Borrower’s (and the Restricted Subsidiaries’) Investments in such Subsidiary that were not sold or disposed of.  The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, return of capital or repayment received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“Junior Lien Indebtedness” shall mean any Indebtedness incurred by the Borrower or any Subsidiary Guarantor that is secured by Liens on the Collateral having Junior Lien Priority relative to the Liens securing the Secured Obligations.

“Junior Lien Intercreditor Agreement” shall mean a junior lien intercreditor agreement among the Collateral Agent and the representative of the holders of the Junior Lien Indebtedness, in form and substance satisfactory to the Administrative Agent and the Bondholder Designee.

“Junior Lien Priority” shall mean, relative to specified Indebtedness or other Obligations secured by a Lien, having a junior Lien priority on specified Collateral and subject to a Junior Lien Intercreditor Agreement.

“Late Charge” shall have the meaning assigned to such term in Section 2.15(a).

“Lenders” shall mean the Persons listed on Schedule 2.01 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” shall mean with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered, published or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidity Certificate” shall mean a certificate duly executed by a Financial Officer of the Borrower substantially in the form of Exhibit F, or such other form as shall be approved by the Bondholder Designee.

“Liquidity Date” shall have the meaning assigned to such term in Section 5.04(e).

“Loan Document Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Revolving Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and including Late Charges and the Fees, (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the other Loan Documents.

“Loan Documents” shall mean this Agreement, the Fee Letter, the Security Documents, and the Revolving Notes, if any, executed and delivered pursuant to Section 2.02(b).

“Loan Party” shall mean each of Holdings, the Borrower and each Subsidiary Guarantor.

“Loan Receivable Selection Policy” shall mean the policy of the Loan Parties in existence prior to and at the existence of the Closing Date providing for (i) the utilization of a random selection and allocation basis for determining which Loan Receivables have been, and will be, sold or transferred to CCFI Funding II, LLC to serve as collateral for the SPV II Notes and (ii) no adverse, unfair or biased treatment or effect to the Administrative Agent and Lenders as a result of such selection or allocation process.

“Loan Receivables” shall mean the indebtedness and other obligations in respect of Consumer Loans owed to the Borrower or any Loan Party in connection with any and all liens, title retention and security agreements, chattel mortgages, chattel paper, bailment leases, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing consumer lines of credit, unsecured multi-pay consumer installment loans and first and second lien auto title loans made or acquired by the Borrower or any Loan Party which were originated at retail locations or over the internet and, in the case of auto title loans, the repayment of which is secured by a perfected first or second priority security interest in a motor vehicle; provided, however, that any and all Loan Receivables in respect of, or generated from, the following Consumer Loans shall not be included in the definition of Loan Receivables:

(a)                                 Consumer Loans with a balloon payment and/or constituting Closed-End Loan Receivables that are non-amortizing accounts;

(b)                                 Consumer Loans (other than consumer line of credit Consumer Loans) with terms in excess of 48 months;

(c)                                  Consumer Loans that are single-pay accounts requiring repayment in a single payment; for avoidance of doubt, all Consumer Loans (and any Loan Receivables in respect of, or generated from, such Consumer Loans) that constitute or relate to payroll advance loans or “PRA Products” are included in this clause (c);

(d)                                 any unsecured Consumer Loan with a principal amount greater than $5,000;

(e)                                  any Consumer Loan that is a Title Loan with a principal amount greater than $5,000;

(f)                                   Consumer Loans to employees, affiliates (other than their employees) or shareholders of any Loan Party other than on an arm’s length basis;

(g)                                  Consumer Loans with respect to which the account debtor is not a natural person domiciled in the United States;

(h)                                 Consumer Loans not denominated in U.S. Dollars;

(i)                                     [Reserved];

(j)                                    Consumer Loans with respect to which Borrower or any Loan Party acts or acted as a “credit services organization” or “credit access business”, each as defined by relevant state statutes; provided, that if Borrower or any Loan Party acts or acted as a “credit services organization” or “credit access business” with respect to a particular state, only the Loan Receivables generated from such Consumer Loans as a result of such license or registration shall not constitute Loan Receivables pursuant to this clause and the definition of Loan Receivables; and

(k)                                 Consumer Loans originated by a Person who was not a Loan Party at the time of such origination, unless otherwise consented to in writing by the Administrative Agent.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (i) any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, liabilities, properties, condition (financial or otherwise), operating results, operations or prospects of the Loan Parties considered as a whole, (b) the ability of any Loan Party or its Affiliates to timely perform its obligations under this Agreement or any other Loan Document in a Material State, (c) the authority of any Loan Party or its Affiliates to fully and timely perform its obligations under this Agreement or any other Loan Document or to consummate the transactions contemplated by this Agreement or any other Loan Document, or (d) on the validity or enforceability of, or the effectiveness or ranking of any Lien granted or purporting to be granted to the Collateral Agent pursuant to the Collateral Agreement or under any of the Security Documents or the material rights or remedies of any of the Collateral Agent, Administrative Agent, the Lenders or the Holders under any of the Loan Documents, including, but not limited to, the priority of payment to the Administrative Agent and Lenders in connection with any application of proceeds, in the case of each of the foregoing clauses (a), (b), (c) and (d), as determined by the Administrative Agent in its sole discretion; or (ii) any event, change, circumstance, effect or other matter that (x) has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances or other matters, with or without notice, lapse of time or both, a material adverse effect on the regulatory framework, system, structure, or organization applicable to the Loan Parties or their Affiliates considered as a whole (to the extent such “material adverse effect” referred to above in this subclause (x) on such Person could have a material adverse effect on the Loan Parties considered as a whole), or (y) would reasonably be expected to cause the Loan Parties to be unable to comply with any of the financial covenants contained in Section 6.09 of this Agreement or reasonably questions the Loan Parties’ ability to remain a going concern, in the case of each of the foregoing clauses (x) and (y), as determined by the Administrative Agent in its sole; provided, however, that, in the case of the foregoing clause (y), a Material Adverse Effect shall not occur if the Borrower shall have provided evidence satisfactory to Administrative Agent, in its sole and absolute discretion, within ten (10) Business Days after the occurrence of such event, that such event is not reasonably likely to cause the Loan Parties to be unable to comply with any of such financial covenants or questions the Loan Parties’ ability to remain a going concern. Notwithstanding the foregoing, the adoption of House Bill 123 in the state of Ohio shall not by itself constitute a “Material Adverse Effect”.

“Material Indebtedness” shall mean Indebtedness (other than the Revolving Loans) or obligations in respect of one or more Hedging Obligations, of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Obligation were terminated at such time.

“Material State” shall mean an individual state of the United States in which a material portion of the Loan Receivables have been originated or are otherwise subject to the Requirements of such state.

“Maturity Date” shall mean June 15, 2023.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.08.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“MSSA” shall mean that certain Master Sale and Servicing Agreement, dated as of April 25, 2017 (as the same may be amended, restated, supplemented, or otherwise modified from time to time thereafter), among CCFI Funding II, LLC, an Ohio limited liability company, and certain of its Affiliates.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” shall mean the aggregate cash proceeds received by the Borrower or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of:

(i)                                     the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(ii)                                  amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness that is (i) secured by a Lien on the property or assets that are the subject of such Asset Sale, that is, and is permitted to be, senior to the Lien securing the Loan Document Obligations or (ii) secured by a Lien on such property or assets and such property or assets do not constitute Collateral, which Indebtedness, in either case, is required (other than required by Section 6.03) to be paid as a result of such transaction; and

(iii)                               any deduction of appropriate amounts to be provided by the Borrower or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Lender Noteholder Majority” shall mean, collectively, the holders of a majority of the aggregate principal amount of then outstanding New Lender Notes.

“New Lender Notes” shall mean those certain 9.00% Senior Secured Notes due on the Maturity Date and issued pursuant to that Amended and Restated Indenture dated as of the Closing Date by the SPV Lender to the New Lenders.

“New Lenders” shall mean collectively (a) Allianz Global Investors U.S. LLC and certain funds, vehicles and accounts managed by Allianz Global Investors U.S. LLC and (b) Phoenix Investment Adviser LLC and certain funds, vehicles and accounts managed by Phoenix Investment Adviser LLC.

“New York UCC” shall mean the UCC as from time to time in effect in the State of New York.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.07, and (ii) has been approved by the Administrative Agent.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” shall mean any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, late charges, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“OFAC” shall have the meaning assigned to such term in Section 3.23.

“Officer” shall mean the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of the Borrower or of any other Person, as the case may be.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower by an Officer of the Borrower or on behalf of any other Person, as the case may be, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower or of such other Person that meets the requirements set forth in this Agreement.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt of or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parent” shall mean CCF Holdings LLC, a Delaware limited liability company.

“Parent Entity” shall mean any Person that is a direct or indirect parent of the Borrower.

“Participant” shall have the meaning assigned to such term in clause (d) of Section 9.03.

“Participant Register” shall have the meaning assigned to such term in clause (d) of Section 9.03.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Collateral Agreement.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of the Restricted Subsidiaries, on the one hand, and another Person, on the other hand; provided that any cash or Cash Equivalents received must be applied in accordance with Section 6.03.

“Permitted Borrowing Date” shall mean any Business Day.

“Permitted Holders” shall mean (i) the holders of the equity of the Parent as of the Closing Date and their respective Affiliates, (ii) members of management of the Borrower or any Parent Entity who are holders of Equity Interests of the Borrower (or any Parent Entity) on the Closing Date or after the Closing Date, (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Persons described in foregoing clause (i) or (ii) are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any Parent Entity or (iv) any Permitted Parent.

“Permitted Investments” shall mean:

(i)                                     (A) any Investment in the Borrower or any of the Subsidiary Guarantors, or any Investment by any non-Subsidiary Guarantor in any non-Subsidiary Guarantor and (B) any Investment in any Restricted Subsidiaries that are not Subsidiary Guarantors not to exceed $250,000 outstanding at any one time;

(ii)                                  any Investment in cash or Cash Equivalents;

(iii)                               any Investment by the Borrower or any of the Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(A)                               such Person becomes a Subsidiary and a Subsidiary Guarantor; or

(B)                               such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary Guarantor, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(iv)                              any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 6.03 or any other disposition of assets not constituting an Asset Sale;

(v)                                 any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, or an Investment consisting of any extension, modification or renewal of any such Investment existing on the Closing Date or binding commitment in effect on the Closing Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(vi)                              any Investment acquired by the Borrower or any of the Restricted Subsidiaries:

(A)                               in exchange for any other Investment or accounts or loans receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts or loans receivable;

(B)                               in satisfaction of judgments against other Persons; or

(C)                               as a result of a foreclosure by the Borrower or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(vii)                           [Reserved];

(viii)                        any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed $500,000;

(ix)                              Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower or any Parent Entity including, for the avoidance of doubt, Equity Interests issued on or after the Closing Date in connection with the Refinancing and/or the Transactions;

(x)                                 guarantees of Indebtedness permitted under Section 6.01;

(xi)                              any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.06(b) (except transactions described in clause (ii), (v), (vii), (ix) or (xii) of Section 6.06(b));

(xii)                           Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xiii)                        advances to employees incurred in the ordinary course of business or consistent with past practices not in excess of $2,000,000 outstanding at any one time, in the aggregate;

(xiv)                       loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices;

(xv)                          advances, loans or extensions of trade credit in the ordinary course of business by the Borrower or any of the Restricted Subsidiaries;

(xvi)                       Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(xvii)                    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices; and

(xviii)                 Investments in Unrestricted Subsidiaries having an aggregate fair market value taken together with all other Investments made pursuant to this clause (xviii) that are at the time outstanding, not to exceed $250,000.

“Permitted Liens” shall mean, with respect to any Person:

(i)                                     pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(ii)                                  Liens imposed by law or regulation, such as landlords’, carriers’, warehousemen’s and mechanics’, materialmen’s and repairmen’s Liens, contractors’, supplier of materials, architects’, and other like Liens, in each case for sums not yet overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, in each case, so long as adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(iii)                               Liens for taxes, assessments or other governmental charges that are not yet overdue for a period of more than 30 days or not yet payable or that are being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(iv)                              Liens in favor of the issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances and completion guarantees, in each case issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v)                                 minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, drains, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building code or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person;

(vi)                              Liens securing Indebtedness permitted at the time of incurrence to be incurred pursuant to Section 6.01(b)(iv) or (xv); provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to such clause (iv) extend only to the assets purchased with the proceeds of such Indebtedness and the proceeds and products thereof and (B) Liens securing Indebtedness permitted to be incurred pursuant to such clause (xv) extend only to the assets of Foreign Subsidiaries; provided further that no such Liens shall be permitted to cover, apply to or encumber the Collateral;

(vii)                           Liens existing on the Closing Date and set forth on Schedule 6.02 or pursuant to agreements in existence on the Closing Date (other than the Liens created by the Security Documents);

(viii)                        Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary that, in each case, secure an Obligation existing at the time such Person becomes a Subsidiary; provided that (x) such Liens and Obligations are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary and (y) such Liens may not extend to any other property owned by the Borrower or any of the Restricted Subsidiaries (other than (a) after-acquired property that is affixed to or incorporated into the property covered by such Lien securing such Obligation, (b) any other after-acquired property subject to such Lien securing such Obligation; provided that, in the case of clauses (a) and (b), the terms of such Obligation require or include a pledge of such after-acquired property (it being understood that such requirement shall not apply or be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (c) the proceeds and products thereof);

(ix)                              Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Borrower or any of the Restricted Subsidiaries;

(x)                                 Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or a Subsidiary Guarantor permitted to be incurred in accordance Section 6.01;

(xi)                              Liens securing Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes); provided that with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Agreement;

(xii)                           Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xiii)                        leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(xiv)                       Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(xv)                          Liens in favor of the Borrower or any Subsidiary Guarantor;

(xvi)                       Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(xvii)                    Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (vi), (vii), (viii) or (ix) or clause (xxvi) below; provided that (A) [reserved], (B) any such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including (I) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (II) any other after-acquired property subject to such Lien; provided that, in the case of clauses (I) and (II), the terms of such Indebtedness require or include a pledge of such after acquired property (it being understood that such requirement shall not apply or be permitted to apply to any property to which such requirement would not have applied but for such modification, refinancing, refunding, extension, renewal or replacement) and (III) the proceeds and products thereof) and (C) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (vi), (vii), (viii), (ix) or (xxvi) of this definition, in each case, at the time the original Lien became a Permitted Lien under this Agreement and (y) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(xviii)                 deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(xix)                       Liens securing Indebtedness in an aggregate principal amount of up to $2,000,000;

(xx)                          Liens securing judgments for the payment of money not constituting an Event of Default under clause (b) or (c) of Article VII so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(xxi)                       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxii)                    Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (B) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes, and (C) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(xxiii)                 Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxiv)                Liens that are contractual rights of set-off or rights of pledge (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xxv)                   Liens securing Indebtedness incurred under Section 6.01(b)(ii); provided, that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Collateral Agreement;

(xxvi)                Liens securing the Loan Document Obligations;

(xxvii)             [reserved];

(xxviii)                      any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xxix)                Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to a transaction permitted under this Agreement;

(xxx)                   Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xxxi)                Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxii)             ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located that do not in the aggregate materially impair their use in the operation of the business of the Borrower and the Restricted Subsidiaries;

(xxxiii)                      Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xxxiv)                     the reservations, limitations, provisos and conditions expressed in any original grants of real or immoveable property that do not materially impair the use of the affected land for the purpose used or intended to be used;

(xxxv)                        any Lien resulting from the deposit of cash or securities in connection with the performance of a bid, tender, sale or contract (excluding the borrowing of money) entered into in the ordinary course of business or deposits of cash or securities in order to secure appeal bonds or bonds required in respect of judicial proceedings;

(xxxvi)                     any Lien in favor of a lessor or licensor for rent to become due or for other obligations or acts, the payment or performance of which is required under any lease as a condition to the continuance of such lease;

(xxxvii)                  Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral;

(xxxviii)               Liens on the assets of Subsidiaries that are not Subsidiary Guarantors securing Indebtedness of such Subsidiaries that was permitted by this Agreement to be incurred;

(xxxix)                     all rights of expropriation, access or use or other similar rights conferred by or reserved by any Federal, state or municipal authority or agency;

(xl)                              any agreements with any Governmental Authority or utility that do not, in the aggregate, adversely affect in any material respect the use or value of real property and improvements thereon in the good faith judgment of the Borrower;

(xli)                           Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment, and (ii) incurred in connection with an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.03, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien; and

(xlii)                        agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts or loans receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business.

For purposes of determining compliance with this definition, (A) Liens need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Borrower may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

For the avoidance of doubt, no liens on property of Unrestricted Subsidiaries may be used to secure Indebtedness or obligations not belonging to such Unrestricted Subsidiary.

“Permitted Parent” shall mean any Parent Entity that is not formed in connection with, or in contemplation of, a transaction that, assuming such Parent Entity was not a Parent Entity, would constitute a Change of Control.

“Permitted Redemption” shall mean the redemption of Revolving Loans permitted pursuant to Section 2.09(b).

“Permitted Redemption Amount” shall mean the sum of (a) the aggregate unpaid outstanding principal amount of the Revolving Loans (or corresponding Revolving Notes) being prepaid or redeemed, (b) all accrued and unpaid interest and fees with respect to such principal amount, (c) all accrued and unpaid Late Charges with respect to such principal amount, (d) all accrued and unpaid Fees and (e) all other amounts due under the Loan Documents; provided, that notwithstanding the foregoing, any determination of accrued and unpaid interest shall take into account any deemed funded amounts in respect of the Revolving Loans or Revolving Notes deemed outstanding, as the case may be, to be used in lieu of the aggregate outstanding principal amount of Revolving Notes as of the applicable date of determination as otherwise set forth in this Agreement.

“Permitted Redemption Date” shall mean a date on which the Borrower has elected to redeem Revolving Notes in accordance with Section 2.09(b).

“Permitted Redemption Notice” shall have the meaning assigned to such term in Section 2.09(b).

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Notes” shall mean Parent’s 10.75% unsecured notes due 2023 issued pursuant to the PIK Notes Indenture relating thereto on the Closing Date in an aggregate principal amount of $276,940,398 and all PIK Interest (as defined in the PIK Notes Indenture) payable thereon and the Indebtedness represented thereby.

“PIK Notes Indenture” shall mean the 10.75% unsecured notes due 2023 issued pursuant to the that certain Indenture dated as of December 12, 2018 (as the same may be amended, extended, modified, refinanced and supplemented from time to time) between Parent and American Stock Transfer & Trust Company, LLC and the Indebtedness represented thereby.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01(d)(i).

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Principal Only Assignment” shall have the meaning assigned to such term in Section 9.03(b)(iv).

“Public Lender” shall have the meaning assigned to such term in Section 9.01(d).

“Qualified Funding Failure” shall have the meaning assigned to such term in Section 2.15(b).

“Rating Agency” shall mean Moody’s and S&P or a nationally recognized statistical rating agency or agencies as the case may be, selected by the Borrower which shall be substituted for Moody’s or S & P or both, as the case may be.

“Refinancing” shall mean (a) the amendment and restatement of the Existing Revolving Credit Agreement and (b) the execution, delivery and performance by the Loan Parties of the other Loan Documents to which they are a party.

“Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(b)(xii).

“Register” shall have the meaning assigned to such term in Section 9.03(c).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Notice Event” shall mean (a) the receipt by any Loan Party, or any of their Affiliates, of a civil investigative demand, inquiry or request for production of documents, from a Governmental Authority which challenges, questions or relates to the current business practices of any Loan Party or Restricted Subsidiary or (b) the filing of a proceeding by any Person or Governmental Authority which challenges the business practices of any Person or any of its Affiliates and which Proceeding, to the extent such proceeding should be adversely determined, could reasonably be expected to result in or have a material impact on the operations of any Loan Party; provided, however, that this definition shall not include: (1) routine examinations or requests thereunder, (2) license renewals or requests thereunder and (3) zoning disputes or other non-consumer related licensing issues.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, upon or underneath any building, structure, facility or fixture.

“Removal Effective Date” shall have the meaning assigned to such term in Section 8.06(b).

“Requirements” shall mean all applicable federal and state laws, regulations and guidance related, directly or indirectly, to the following: credit (including, without limitation, Consumer Credit); servicing; disclosures, information security and privacy and regulations and industry guidance and requirements (including, but not limited to, guidance issued by the national card associations, NACHA, and the Payment Card Industry); the USA Patriot Act; the Office of Foreign Asset Controls’ rules and regulations; the Interagency Guidelines Establishing Information Security Standards; debt collection and debt collection practices laws and regulations applicable to the Loan Parties; the federal Truth in Lending Act; the federal Electronic Funds Transfer Act; the federal Equal Credit Opportunity Act; the Fair Credit Reporting Act;

Title X of the Dodd-Frank Act; the federal Gramm-Leach-Bliley Act; the Servicemembers Civil Relief Act; the federal Fair Debt Collection Practices Act; and Section 5 of the Federal Trade Commission Act.

“Resignation Effective Date” shall have the meaning assigned to such term in Section 8.06(a).

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted DRE” shall mean any Subsidiary that (a) is disregarded as an entity separate from its sole owner under Treasury Regulation Section 301.7701-2(c)(2) or -3(b) and (b) with respect to which substantially all of its assets consist of Equity Interests in (i) Foreign Subsidiaries or (ii) other Restricted DREs.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.05.

“Restricted Subsidiary” shall mean, at any time, any direct or indirect Subsidiary (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Restructuring Agreement” shall mean that Restructuring Agreement, dated as of the Closing Date, by and among, inter alios, CCFI, CCF Holdings LLC, Holdings, the Borrower, certain subsidiaries of the Borrower, Allianz Global Investors U.S. LLC, SMH Capital Advisors, LLC, Phoenix Investment Adviser LLC and the Lender as of the Closing Date.

“Revolving Credit Exposure” shall mean, as to any Lender on any date, the aggregate outstanding principal amount on such date of its outstanding Revolving Loans after giving effect to any Borrowings and any prepayments or repayments of Revolving Loans occurring on such date.

“Revolving Loan Termination Date” shall mean the earlier to occur of:  (a) the Maturity Date; and (b) the date on which the Total Commitment shall terminate or expire or with respect to any Lender, the date on which such Lender’s Commitment shall terminate or expire, in each case, in accordance with the provisions of this Agreement.

“Revolving Loans” shall mean revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Revolving Notes” shall mean collectively, the promissory notes executed pursuant to this Agreement of Borrower in favor of each Lender with a Commitment or Holder of Revolving Loans, as applicable, evidencing the obligation of Borrower to repay the Revolving Loans, and to be in the form of Exhibit E hereto, and any and all amendments, renewals, replacements or substitutions therefor, and each is referred to individually as a “Revolving Note.”

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement providing for the leasing by the Borrower or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Assignment and Assumption Agreement” shall mean that Assignment and Assumption Agreement No.2, dated as of December 12, 2018, by and among CCF Holdings, the Borrower, the Lenders party thereto, the Bondholder Designee and the Administrative Agent.

“Secured Indebtedness” shall mean any Indebtedness of the Borrower or any of the Restricted Subsidiaries secured by a Lien.

“Secured Obligations” shall have the meaning assigned to such term in the Collateral Agreement.

“Secured Parties” shall mean (a) the Lenders and Holders, (b) the Administrative Agent, (c) the Bondholder Designee, (d) the Collateral Agent, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (f) the successors and permitted assigns of each of the foregoing.

“Security Documents” shall mean the Guarantee Agreement, the Collateral Agreement, the Junior Lien Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Servicer” shall mean the servicer of the Loan Receivables, and its successors and permitted assigns in such capacity (including, for the avoidance of doubt, any back-up or replacement servicer).

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof.

“SPC” shall have the meaning assigned to such term in Section 9.03(h).

“Specified Assets” shall mean (i) cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of the applicable Covenant Date, (ii) the receivables balance of the Borrower and the Restricted Subsidiaries as of the applicable Covenant Date, and (iii) the SPV Surplus.

“SPV II Notes” shall mean the 16.75% secured notes due April 4, 2019 issued pursuant to the that certain Amended and Restated Loan and Security Agreement dated as of April 25, 2017 (as the same may be amended, extended, modified, refinanced and supplemented from time to time) between CCFI Funding II, LLC and Ivy Funding Nine, Inc. and the Indebtedness represented thereby. The parties hereto acknowledge and agree that the aggregate principal amount outstanding under the SPV II Notes may be up to $75,000,000.

“SPV Lender” shall mean Community Choice Financial Issuer, LLC, as a Lender

“SPV Lender Expenses” shall have the meaning assigned to such term in Section 2.05(c).

“SPV Surplus” shall mean (i) cash and Cash Equivalents of CCFI Funding II, LLC as of the applicable Covenant Date, plus (ii) the receivables balance of CCFI Funding II, LLC as of the applicable Covenant Date, less (iii) the aggregate principal amount of debt (other than any outstanding intercompany debt) of CCFI Funding II, LLC as of the applicable Covenant Date.

“Subject Lien” shall have the meaning assigned to such term in Section 6.02.

“Subordinated Indebtedness” shall mean, with respect to the Secured Obligations, (i) any Indebtedness of the Borrower that is by its terms subordinated in right of payment to the Secured Obligations, and (ii) any Indebtedness of any Subsidiary Guarantor that is by its terms subordinated in right of payment to the Guarantee of such entity.

“subsidiary” shall mean, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to the Guarantee Agreement.

“Tax” and “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Loan” shall mean a Consumer Loan that was originated by the Borrower and any other Loan Party the repayment of which is secured by a perfected first or second priority security interest in a motor vehicle and, with respect to any such Consumer Loan that is secured by a second priority security interest in a motor vehicle, only in the event such security interest may be properly taken in accordance with the Requirements.

“Title Loan Receivables” shall mean all Loan Receivables in respect of Title Loans.

“Total Assets” shall mean, as of any date, the total consolidated assets of the Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements are available; provided that, for purposes of calculating “Total Assets” for purposes of testing the covenants under this Agreement in connection with any transaction, the total consolidated assets of the Borrower and the Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination but without giving effect to the transaction being tested under this Agreement.

“Total Commitment” shall mean, as at any date of determination thereof, the sum of all Commitments of all Lenders as in effect at such date.  As of the Closing Date, the Total Commitment is the lesser of $42,000,000 and the amount of Revolving Loans made on the Closing Date.

“Total Credit Exposure” shall mean, as to any Lender at any time, the outstanding Revolving Loans of such Lender at such time.

“Trade Date” shall have the meaning assigned to such term in Section 9.03(b)(i)(B).

“Transactions” shall have the meaning assigned to the term “Transaction” in the Restructuring Agreement.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time.  Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York UCC.

“Unrestricted Subsidiary” shall mean each entity identified on Schedule 3.08(b).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) are at the time owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Administrative Agent, any Loan Party or their respective successors or assigns.

1.02                        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, (ii) any reference in this Agreement to the Junior Lien Intercreditor Agreement shall, unless the context requires otherwise, mean the Junior Lien Intercreditor Agreement entered into pursuant to Section 8.10 to the extent the same is then in effect and (iii) all terms of an accounting or financial nature shall be, to the extent applicable, construed in accordance with GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

1.03                        Effectuation of Transfers.  Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

ARTICLE II
THE CREDITS

2.01                        Commitments.  (a)Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, each Lender with a Commitment severally and not jointly agrees to make Revolving Loans to the Borrower from time to time during the period commencing on the Closing Date and ending on the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; subject in each case to the following limitations: after giving effect to any Borrowing, (i) the Aggregate Revolving Credit Exposure shall not exceed the Total Commitment and (ii) the Revolving Credit Exposure of any Lender with a Commitment shall not exceed such Lender’s Commitment.  Any Revolving Loans that are repaid or prepaid by the Borrower may not be reborrowed.

(b)                                 On the Closing Date, the parties hereto agree that outstanding loans under the Existing Revolving Credit Agreement in the aggregate principal amount of $42,000,000 shall be deemed to be loans outstanding under this Agreement owing from the Borrower to the Lenders in the original principal amount of $42,000,000 as of the Closing Date and subject to the terms and conditions set forth herein. Notwithstanding Section 2.03 of this Agreement, no Borrowing Request will be required to be delivered on the Closing Date.

2.02                        Revolving Loans and Revolving Notes.  (a)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan required to be made by such other Lender).  The Revolving Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)                                 The Revolving Loans of Borrower to each Lender or Holder hereunder, if requested by such Lender or Holder, shall be evidenced by separate Revolving Notes issued and executed by Borrower in favor of, and purchased by, such Lender or Holder in the principal amounts equal to (A) the amount of such Lender’s Commitment and (B) in the case of a Principal Only Assignment, the principal amount of each Borrowing as shall have been assigned to such Holder pursuant to such Principal Only Assignment. The aggregate principal amount of the Revolving Notes, in the event all indebtedness hereunder is evidenced by Revolving Notes, will be an amount equal to the Total Commitment; provided, however, that notwithstanding the face amount of the Revolving Notes, Borrower’s liability under the Revolving Notes shall be limited at all times to the actual indebtedness (principal, interest, Late Charges, Fees and other fees, costs and expenses) then outstanding and owing by Borrower to Administrative Agent, Holders and Lenders hereunder.  Notwithstanding any other provision of this Agreement, in the event any Lender or Holder shall request and receive such a Revolving Note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.03) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

(c)                                  Notwithstanding any other provision of this Agreement, unless otherwise consented to by the Administrative Agent (which consent will not be unreasonably withheld, conditioned, or delayed), the Borrower may only make up to two Borrowing requests in any given calendar month.

2.03                        Borrowing Procedure.

(a)                                 Borrower shall notify and submit a Borrowing Request to Administrative Agent in writing not later than 10:00 AM (New York City time) five (5) Business Days before each requested Borrowing, specifying the amount of the Revolving Loan to be made.  Such Borrowing Request shall be certified by a Financial Officer (or such other authorized Person as Borrower directs from time to time) of Borrower.  Each Borrowing Request required hereunder (i) shall be irrevocable, (ii) shall specify the amount of the proposed Borrowing of Revolving Loans, (iii) shall specify the proposed Borrowing date, which shall be a Permitted Borrowing Date and (iv) shall specify wire transfer instructions in accordance with such Borrowing shall be funded.

(b)                                 [Reserved].

(c)                                  Borrower shall be entitled to deliver only two (2) Borrowing Requests during each calendar month. Notwithstanding anything to the contrary herein, for purposes of clarification, it is hereby agreed that during each calendar month there shall be only, and the Borrower shall not be entitled to specify more than, two (2) Permitted Borrowing Dates.

(d)                                 Administrative Agent shall give to each applicable Lender with a Commitment prompt notice on the date of Administrative Agent’s receipt of written notice from Borrower of each Borrowing Request.  On the date on which a Borrowing is requested to be made pursuant to the applicable Notice of Borrowing, each applicable Lender will make available to Administrative Agent at the address of Administrative Agent set forth in Section 9.01, in immediately available funds, its Applicable Commitment Percentage of such Borrowing requested to be made and, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, each Lender holding a Commitment shall make its pro rata share of the proposed Revolving Loans on the applicable Permitted Borrowing Date in immediately available funds in accordance with the terms of such Borrowing Request. Upon fulfillment of the conditions set forth in clauses (i) and (ii) of Section 2.01 and Article IV for such Borrowing, such funds as have been requested by the Borrower shall be disbursed in accordance with such Borrowing Request.

2.04                        Evidence of Debt; Repayment of Revolving Loans.  (a)The Borrower hereby unconditionally promises to pay to each Lender the then unpaid principal amount of each Revolving Loan of such Lender (and balance of any Revolving Note held by any Holder) in full and in cash on the Revolving Loan Termination Date (or such other date if prepaid in accordance with Section 2.09 or 2.10(a)(i)), together with accrued and unpaid Late Charges, Fees and interest on such amount to the date of payment thereof.

(b)                                 Each Lender and Holder shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender or Holder resulting from each Revolving Loan made by such Lender or each Revolving Note issued to such Holder from time to time, including the amounts of principal and interest payable and paid to such Lender or Holder from time to time under this Agreement.

(c)                                  [reserved].

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) of this Section 2.04 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or Holder to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Revolving Loans or Revolving Notes in accordance with their terms.

2.05                        Fees.  (a)The Borrower agrees to pay to each Lender with a Commitment, in cash and on the last Business Day of each month and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 9.00% per annum on the daily unused amount of the Commitment of such Lender during such month (or other period commencing with the Closing Date and ending with the Revolving Loan Termination Date).  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)                                 The Borrower agrees to pay to the Administrative Agent the fees and amounts set forth in the Fee Letter (the “Administrative Agent Payments”).  The Administrative Agent Payments shall be paid on the dates due, in immediately available funds, to the Administrative Agent.

(c)                                  The Borrower agrees to promptly pay to the SPV Lender an amount equal to the aggregate amount of fees, taxes (including withholding taxes) and other expenses (excluding principal, premium and interest payments on New Lender Notes, but including fees and expenses of third parties in connection with the issuance and administration of, as well as compliance with and administration of, the New Lender Notes, as well expenses of the holders of, and trustees, collateral agents and other representatives under, the New Lender Notes that the SPV Lender may be required to pay or reimburse) (the “SPV Lender Expenses”) as the SPV Lender may owe, incur, pay or become obliged to pay from time to time, upon demand.  Presentment of such demand will be conclusive evidence that such expenses are due, payable and owing.  Once paid, the SPV Lender Expenses shall be fully earned and shall not be refundable under any circumstances.

(d)                                 All Fees shall be paid on the dates due, in immediately available funds, to the applicable payee.  Once paid, none of the Fees shall be refundable under any circumstances.

2.06                        Interest on Revolving Loans.  (a)Subject to the provisions of Section 2.07, the Revolving Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to 9.00% on the unpaid principal amount thereof through the date such Revolving Loan is paid in full in cash (whether upon final maturity, prepayment, acceleration or otherwise).

(b)                                 Interest on each Revolving Loan shall be payable to the Administrative Agent in cash, for the account of the Lenders or Holders monthly, in arrears, on each Interest Payment Date except as otherwise provided in this Agreement; provided that, interest on the first Interest Payment Date occurring after the Closing Date shall include accrued and unpaid interest under the Existing Revolving Credit Agreement to the extent not paid under the Existing Revolving Credit Agreement.

2.07                        Default Interest.  If (a) the Borrower shall default in the payment of any principal of or interest on any Revolving Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise or (b) any Event of Default under Article VII has occurred and is continuing then, in the case of clause (a) of this Section 2.07, until such defaulted amount shall have been paid in full or, in the case of clause (b) of this Section 2.07, from the date of occurrence of such Event of Default and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment or during any proceeding under any Debtor Relief Law), payable on demand, at the rate equal to the lesser of (i) the rate otherwise applicable to such Revolving Loan pursuant to Section 2.06 plus 2.00% per annum and (ii) the highest rate permissible under any applicable law. In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders or Holders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the principal amount of the Revolving Loans then outstanding to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Borrower.

2.08                        Termination and Reduction of Commitments.  (a)The Commitments shall automatically terminate on the Maturity Date.  The Administrative Agent may terminate the Commitments in accordance with Article VII hereof.

(b)                                 In the event Borrower makes any prepayment of Revolving Loans in accordance with Section 6.03, the Commitment of each Lender shall, in accordance with Section 6.03, be permanently reduced by the amount of such prepayment received by such Lender; provided, however, that the Total Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(c)                                  Any reduction in the Commitments resulting from any prepayment of Revolving Loans in accordance with Section 6.03, shall be made ratably among the Lenders in accordance with their respective Commitments.

2.09                        Optional Prepayment; Permitted Redemptions of Revolving Notes.  (a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing (or redeem any corresponding Revolving Note), in whole or in part, without premium or penalty upon at least five (5) Business Days’ prior written or fax notice to the Administrative Agent before 10:00 a.m., New York City time; provided, however, that each partial prepayment or redemption shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000 or, if less, the entire principal amount thereof then outstanding and each prepayment shall be applied at the direction of the Borrower ratably against the Revolving Loans.  The Administrative Agent will promptly notify each Lender, if applicable, and Holder, as well as the Bondholder Designee, of its receipt of each such notice, and of the amount of such Lender’s or Holder’s ratable portion of such prepayment (in the case of Revolving Loans, based on such Lender’s Applicable Commitment Percentage in respect of the Total Commitment or, with respect to any Holder, in an amount to be determined by the Administrative Agent in its sole discretion).  Subject to Section 2.15(a), such prepayments shall be paid to the Administrative Agent on behalf of the Lenders or Holders, as the case may be, in accordance with, its ratable share (in respect of Revolving Loans, based on such Lender’s Applicable Commitment Percentage in respect of the Total Commitment) or, for a Holder, as determined by the Administrative Agent in its sole discretion.  Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable unless conditioned upon a refinancing, in which case it shall still be subject to Section 2.12, and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.09 shall be subject to Section 2.12.  All prepayments under this Section

2.09(a) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to the date of payment. Amounts prepaid under this Section 2.09 may not be reborrowed.

(b)                                 The Borrower may, at its option, refinance and repay all of the outstanding Obligations (including Loan Document Obligations) in respect of the Revolving Loans (or any corresponding Revolving Notes issued in connection therewith) by electing to pay to the Administrative Agent, on behalf of the Lenders (or Holders, as the case may be), the Permitted Redemption Amount on the Permitted Redemption Date, by repaying such Obligations in full (and by redeeming the Revolving Notes in whole) and upon a repayment of such Obligations in full (and a redemption of all then outstanding Revolving Notes in whole), the Commitment of each Lender shall automatically and permanently be terminated (a “Permitted Redemption”).  On or prior to the date which is the fifth (5th) calendar day prior to a proposed Permitted Redemption Date, the Borrower shall deliver written notice (the “Permitted Redemption Notice”) to the Administrative Agent stating (i) that the Borrower elects to repay all of the outstanding Obligations (including Loan Document Obligations) in respect of the Revolving Loans (and redeem the Revolving Notes in whole) pursuant to a Permitted Redemption and (ii) the proposed Permitted Redemption Date.  A Permitted Redemption Notice delivered pursuant to this subsection shall be irrevocable unless conditioned upon a refinancing, in which case it shall still be subject to Section 2.12, and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein.  If the Borrower elects to repay the Obligations in respect of the Revolving Loans in full and redeem Revolving Notes in whole pursuant to a Permitted Redemption under this Section 2.09(b), then the applicable Permitted Redemption Amount which is to be paid to the Administrative Agent, on behalf of the Lenders (and Holders, as the case may be), on the applicable Permitted Redemption Date shall be paid (and redeemed, as the case may be) by the Borrower on such Permitted Redemption Date, and the Borrower shall pay to the Administrative Agent, on behalf of the Lenders (and the Holders, as the case may be), on such Permitted Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the applicable Permitted Redemption Amount.

2.10                        Mandatory Prepayments.  (a)(i) In the event of any termination of all the Commitments (including, for avoidance of doubt, a termination of all of the Commitments by the Administrative Agent in accordance with Article VII), the Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings, which shall include the principal of the Revolving Loans (including any Revolving Notes issued in connection therewith) outstanding, together with accrued interest thereon and any unpaid accrued Fees, accrued and unpaid Late Charges and all other liabilities of the Borrower accrued hereunder and under any other Loan Document and (ii) if, after giving effect to any partial reduction of the Commitments in accordance with Section 2.09(b) or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Commitment, then the Borrower shall, no later than three (3) Business Days after the date of such reduction or after such other time, repay or prepay Revolving Loans in an amount sufficient to eliminate such excess.

(b)                                 The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.10, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least five (5) Business Days prior written notice of such prepayment (or such shorter period as the Administrative Agent may agree, in its reasonable discretion). Each notice of prepayment shall specify the prepayment date, the Revolving Loan being prepaid and the principal amount of each Revolving Loan (or portion thereof) to be prepaid.  All prepayments of Borrowings under this Section 2.10 shall be applied ratably against all Revolving Loans (based on the outstanding principal amount thereof) subject to Section 2.12, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to the date of payment.

(c)                                  [reserved].

(d)                                 All mandatory prepayments made pursuant to Section 2.10(a) shall be made to the Administrative Agent, for the account of the Lenders or Holders, and applied to the Revolving Loans (or Revolving Notes issued in connection therewith) in accordance with Section 2.10(b).  Concurrently with each mandatory prepayment of a Revolving Loan made pursuant to Section 2.10(b) or upon the occurrence of any Event of Default described in Article VII(g) or (h), the Commitment of each Lender shall permanently be reduced by the amount of such prepayment.

2.11                        Increased Costs.  (a)Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets or liabilities of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)                                  subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, or any Revolving Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Revolving Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any Revolving Loan or of maintaining its obligation to make any such Revolving Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender).

(b)                                 Capital Requirements.  If any Lender reasonably determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Revolving Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender).

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this

Section 2.11 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.12                        Indemnity.  The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any default by the Borrower in the making of any payment or prepayment required to be made hereunder.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error.

2.13                        Pro Rata Treatment.  Except as provided for under Sections 2.03(d), 2.09(a) and 2.10(b), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Revolving Loans, each payment of the Fees and each reduction of the Commitments shall be allocated pro rata among the Lenders entitled thereto (and in the case of Revolving Loans, in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Revolving Loans)).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its reasonable discretion, round each Lender’s percentage of such Borrowing to the next higher or lower cent amount.

2.14                        Sharing of Payments by Lenders.  If any Lender or Holder shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or other obligations hereunder resulting in such Lender or Holder receiving payment of a proportion of the aggregate amount of its Revolving Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender or Holder receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Revolving Loans and such other obligations of the other Lenders or Holders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders or Holders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them; provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender or Holder as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender or Holder were a direct creditor of the Borrower in the amount of such participation, but only to the extent that such consent does not increase the aggregate liability of the Borrower.

2.15                        Payments; Administrative Agent’s Clawback.  (a)All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in dollars and in immediately available funds to the Administrative Agent at its address referred to in Section 9.01 or at such other address as Administrative Agent otherwise directs prior to 1:00 p.m., Eastern time, on the date payment is due.  Any payment made as required hereinabove, but after 1:00 p.m., Eastern time, shall be deemed to have been made on the next succeeding Business Day.  If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.  As soon as practicable after Administrative Agent receives payment from Borrower, but in no event later than one (1) Business Day after such payment has been made, subject to Section 2.11(c), Administrative Agent will cause to be distributed like funds relating to the payment of principal, interest or fees (other than amounts payable to Administrative Agent to reimburse Administrative Agent for fees and expenses payable solely to Administrative Agent pursuant to the terms of this Agreement) or expenses payable to Administrative Agent, Holders and Lenders in accordance with the terms of this Agreement, in like funds relating to the payment of any such other amounts payable to Lenders or Holders.  Borrowers’ obligations to Lenders and Holders with respect to such payment shall be discharged by making such payments to Administrative Agent pursuant to this Section 2.15(a) or, if not timely paid or any Event of Default or Default then exists, may be added to the principal amount of the Revolving Loans outstanding. Any amount due under the Loan Documents (other than principal and interest, if the same are already accruing interest at the Default Rate), which is not paid within three (3) Business Days after such amounts are due shall result in a late charge being incurred and payable by the Borrower in an amount equal to accrued interest at the Default Rate from the date such amount was due until the same is paid in full in cash (“Late Charge”).  Such Late Charge shall continue to accrue post-petition in any proceeding under any Debtor Relief Law.

(b)                                 Funding by Lenders; Presumption by Administrative Agent.  (i)  The Administrative Agent shall not be obligated to make a Lender’s ratable share pursuant to Section 2.02 available to the Borrower on a proposed date of any Borrowing unless the Administrative Agent has received such Lender’s funds for such full share amount at least two (2) Business Days prior to such date of Borrowing or, in the case of the Borrowing on the Closing Date, on the Closing Date.

(ii)                                  Notwithstanding the foregoing and anything to the contrary herein, if the Lenders shall fail to purchase an additional issuance of Revolving Notes by the Borrower after the Closing Date in accordance with Section 2.02 and provided that all conditions of such funding set forth in Article IV shall have been satisfied at the time thereof (a “Qualified Funding Failure”), then the Borrower shall have the right, exercisable upon at least thirty (30) calendar days’ prior written notice to the Administrative Agent, to consummate a Permitted Redemption of the Revolving Notes (in whole and not in part) at a price equal to the applicable Permitted Redemption Amount, which Permitted Redemption shall otherwise be made in accordance with the provisions of Section 2.09(b) hereof; provided, that such right to consummate a Permitted Redemption of the Revolving Notes (in whole and not in part) at a price equal to the Permitted Redemption Amount shall expire upon (x) written notice from the Administrative Agent to the Borrower, given no later than ten (10) calendar days after the Administrative Agent’s receipt of the Borrower’s notice of redemption under this Section 2.15(b)(ii) stating that the Lenders are thereafter willing and able to purchase additional Revolving Notes issued by the Borrower in accordance with Section 2.02 and (y) provided that all conditions of such purchases set forth in Article IV shall be satisfied at the time of such purchase, the purchase by the applicable Lenders within such ten (10) calendar day period of such additional Revolving Notes the Lenders initially failed to purchase.  For purposes of clarification, prior to the expiration of the ten (10) calendar day notice of purchase pursuant to this Section 2.15(b)(ii), (x) the Administrative Agent may deliver notice to the Borrower that the Lenders are willing and able to purchase such Revolving Notes and (y) provided that all conditions of such purchases set forth in Article IV shall have been satisfied at the time of such purchase, the applicable Lenders will purchase such Revolving Notes, whereupon such right to consummate a Permitted Redemption of the Revolving Notes at a price equal to the Permitted Redemption Amount shall automatically terminate, but the Borrower shall at all times thereafter retain the right to consummate a Permitted Redemption of the Revolving Notes at a price equal to the applicable Permitted Redemption Amount, which Permitted Redemption of the Revolving Notes shall otherwise be made in accordance with the provisions of Section 2.15(b) hereof.  The provisions of this Section 2.15(b)(ii) set forth the exclusive rights and remedies of the Loan Parties to seek or obtain damages or any other remedy or relief from the Administrative Agent or any Lender with respect to any Qualified Funding Failure.

(c)                                  Payments by Borrower; Presumptions by Administrative Agent.  With respect to any payment due from Borrower to the Administrative Agent for the account of the Lenders hereunder, the Administrative Agent shall not be obligated to make payment to the account of the Lenders unless the Administrative Agent has received funds from the Borrower for such amounts due and such amounts shall be disbursed to the Lenders within two (2) Business Days of Administrative Agent’s receipt of such amounts due.

2.16                        Taxes.  (a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Withholding Agent shall be required by applicable law to deduct any Indemnified Taxes (or Other Taxes) from any such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions (including such deductions applicable to additional sums payable under this Section) the Administrative Agent, the Lender or the Holder, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Withholding Agent shall make such deductions and (iii) the Withholding Agent shall timely pay the full amount so deducted to the relevant Governmental Authority in accordance with applicable law. The Administrative Agent, each Lender and each Holder will use reasonable efforts to notify the Borrower upon becoming aware of any circumstances as a result of which the Withholding Agent is or would be required to make any deduction or withholding from any sum payable hereunder.

(b)                                 Payments of Other Taxes by the Borrower.  The Borrower shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and each Holder, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent, such Lender or such Holder, as the case may be, and any reasonable expenses (including the fees, charges and disbursements of counsel, which fees, charges and disbursements of counsel shall be on the same terms and subject to the same limitations as provided in Section 9.04(b), provided that successful recovery of such fees, charges and disbursements of counsel pursuant to this Section 2.16(c) by the Administrative Agent or any Lender or Holder shall preclude such Administrative Agent or such Lender or Holder from receiving duplicative indemnification for these same fees, charges or disbursements of counsel under Section 9.04(b) of this Agreement) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, other than penalties, interest and expenses to the extent solely and directly attributable to the gross negligence or willful misconduct, as determined by a final nonappealable judgment of a court of competent jurisdiction, of such Administrative Agent or Lender or Holder.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Holder (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Holder, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders and Holders.  (i)  Any Lender or Holder that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender or Holder, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Holder is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in this Section 2.16, the completion, execution and submission of such documentation shall not be required if in the Lender’s or Holder’s judgment such completion, execution or submission would subject such Lender or Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Holder; provided, however, that if any Lender or Holder fails to comply with the documentation requirements of this Section 2.16(e)(ii), any Taxes or increase in Taxes resulting solely and directly from such failure shall be considered Excluded Taxes.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, each Lender or Holder shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender or Holder becomes a Lender or Holder, respectively, under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Lender or Holder is legally entitled to do so), whichever of the following is applicable and to the extent such Lender or Holder is legally entitled to do so:

(i) duly completed copies of Internal Revenue Service Form W-9,

(ii) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(iii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iv) duly completed copies of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(v) in the case of a payment made to a Lender or Holder under this Agreement or any Loan Document that would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Holder were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or any successor provisions thereof), such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender or Holder has or has not complied with such Lender’s or Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment,

(vi) in the case of a Foreign Lender or Foreign Holder claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender or Foreign Holder is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, or

(vii) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Upon the reasonable request of the Borrower or the Administrative Agent, any Lender or Holder shall update any form or certification previously delivered pursuant to this Section 2.16(e).  Each Lender and Holder agrees that if any form or certification previously delivered by such Lender or Holder pursuant to this Section 2.16(e) expires or becomes obsolete or inaccurate in any material respect, such Lender or Holder shall, on or before the date on which such form or certification expires or becomes obsolete or inaccurate, update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of such Lender’s or Holder’s legal inability to do so.

(f)                                   Treatment of Certain Refunds.  If the Administrative Agent, a Lender or a Holder determines, in its sole discretion and good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender or Holder, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Holder, as applicable, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Holder, as applicable, in the event the Administrative Agent, such Lender or such Holder, as applicable, is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or any Holder to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)                                  Cooperation.  If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which additional amounts have been paid under this Section 2.16, the relevant Lender or Holder or the Administrative Agent, if reasonably requested by the Borrower in writing, will use reasonable efforts to cooperate with the Borrower at the Borrower’s expense in challenging such Indemnified Taxes or Other Taxes.  Nothing in this Section 2.16(g) shall relieve the Borrower of its obligation to promptly pay any additional amounts pursuant to this Section 2.16.

2.17                        Mitigation Obligations; Replacement of Lenders.  (a)Designation of a Different Lending or Funding Office.  If any Lender or Holder requests compensation under Section 2.11, or requires the Borrower to pay additional amounts to any Lender or Holder or any Governmental Authority for the account of any Lender or Holder pursuant to Section 2.16, then such Lender or Holder shall (at the request of the Borrower) use reasonable efforts to designate a different lending or funding office for funding or booking its Revolving Loans and/or Revolving Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Holder, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.16, as the case may be, in the future, and (ii) would not subject such Lender or Holder to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Holder.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Holder in connection with any such designation or assignment.

(b)                                 Replacement of Lenders or Holders.  If any Lender or Holder requests compensation under Section 2.11, or if the Borrower is required to pay additional amounts to any Lender or Holder or any Governmental Authority for the account of any Lender or Holder pursuant to Section 2.16 and, in each case, such Lender or Holder has declined or is unable to designate a different lending or funding office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender or Holder and the Administrative Agent, require such Lender or Holder to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.03), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.03;

(ii)                                  such Lender or Holder shall have received payment of an amount equal to the outstanding principal of its Revolving Loans or Revolving Notes, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with applicable law; and

(v)                                 in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender or Holder shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or Holder or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.18                        Defaulting Lender.  (a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of such Defaulting Lender until such time as all Revolving Loans are held by the Lenders pro rata in accordance with the Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the Closing Date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.19                        Dispute Resolution.  Except as otherwise provided herein, in the case of a dispute as to the determination of any amounts due and owing pursuant to a repayment or redemption under Sections 2.09, 2.10 or 2.15(b)(ii) or otherwise or any other similar or related amount, the Borrower shall submit the disputed determinations or arithmetic calculations via e-mail or facsimile within three (3) Business Days of receipt, or deemed receipt, of the applicable notice of dispute to the Administrative Agent.  If the Administrative Agent, the Lenders, Holders and the Borrower are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Administrative Agent, then the Borrower shall, within three (3) Business Days submit via facsimile the disputed determinations or arithmetic calculations to an independent outside national accounting firm specified by the Bondholder Designee.  The Borrower, at the Borrower’s expense, shall cause the accountant to perform the determinations or calculations and notify the Administrative Agent of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Bondholder Designee, each of the Lenders with a Commitment and Holders of Revolving Loans, that:

3.01                        Organization; Powers.  The Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

3.02                        Authorization.  The Transactions (a) have been duly authorized by all requisite corporate, limited liability company and, if required, stockholder or member action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Restricted Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Restricted Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Restricted Subsidiary (other than any Lien created hereunder or under the Security Documents).

3.03                        Enforceability.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

3.04                        Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) with respect to the Transactions the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office and (b) such as have been made or obtained and are in full force and effect.

3.05                        Financial Statements.  The Borrower has heretofore furnished to the Lenders the consolidated balance sheets and related statements of income, stockholder’s equity and cash flows of CCFI as of and for the fiscal years ended December 31, 2015, 2016 and 2017, each audited by and accompanied by the unqualified opinion of RSM US LLP, independent public accountants. Such financial statements present fairly the financial condition and results of operations and cash flows of CCFI and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of CCFI and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

3.06                        [Reserved].

3.07                        Title to Properties; Possession Under Leases.  (a)Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)                                 Each of the Borrower and the Restricted Subsidiaries has complied, in all material respects, with all obligations under all material leases to which it is a party and all such leases are in full force and effect.  Each of the Borrower and the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except to the extent not reasonably likely to result in a Material Adverse Effect on the Loan Parties, taken as a whole.

3.08                        Subsidiaries.  (a)Schedule 3.08(a) sets forth as of the Closing Date a complete and accurate list of all Subsidiaries, the percentage ownership interest of the Borrower or any other Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary. The shares of capital stock or other ownership interests so indicated on Schedule 3.08(a) are fully paid and non-assessable and are owned by the Borrower or any Subsidiary, directly or indirectly, free and clear of all Liens, other than Liens expressly permitted by Section 6.02.

(b)                                 Schedule 3.08(b) sets forth as of the Closing Date a complete and accurate list of all Unrestricted Subsidiaries, the percentage ownership interest of the Borrower or any other Subsidiary therein and the jurisdiction of incorporation of each Unrestricted Subsidiary. The shares of capital stock or other ownership interests so indicated on Schedule 3.08(b) are fully paid and non-assessable and are owned by the Borrower or any Subsidiary, directly or indirectly, free and clear of all Liens.

3.09                        Litigation; Compliance with Laws.  (a)Except as set forth on Schedule 3.09 or existing on the Closing Date, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions, (ii) that would constitute a Regulatory Notice Event of which neither the Administrative Agent nor the Bondholder Designee has been notified in accordance with Section 5.05(f) and (iii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                                 Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c)                                  None of the Borrower or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

3.10                        Agreements.  (a)None of the Borrower or any of the Restricted Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)                                 None of the Borrower or any of the Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

3.11                        Federal Reserve Regulations.  (a)None of the Borrower or any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

3.12                        Investment Company Act.  None of the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

3.13                        Use of Proceeds.  The Borrower will use the proceeds of the Revolving Loans only for the purposes specified in the introductory statement to this Agreement.

3.14                        Tax Returns.  Each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all material federal, state, local and foreign tax returns or reports required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.15                        No Material Misstatements.  No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent, the Bondholder Designee or any Lender or Holder in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which, and as of the date, they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

3.16                        Employee Benefit Plans.  Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

3.17                        Environmental Matters.  (a)Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any pending or threatened claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)                                 Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

3.18                        Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the Closing Date.  Such insurance (or replacements thereof) is in full force and effect and all premiums have been duly paid. The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

3.19                        Security Documents.  (a)The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Collateral Agreement) is delivered to the Collateral Agent, the Lien created under Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Collateral Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(b)                                 Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Bondholder Designee) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), a Lien created under the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

3.20                        Location of Real Property and Leased Premises.  (a)Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).

(b)                                 Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b).

3.21                        Labor Matters.  As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been in all material respects paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.

3.22                        [Reserved].

3.23                        Sanctioned Persons.  None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Revolving Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.24                        [Reserved].

3.25                        Loan Receivables.  As to the Loan Receivables generally:

(i)                                     Each Loan Party to the best of such Loan Party’s knowledge had and continues to have full power, authorization, permits, licenses and other authority to hold, enforce, and make the Consumer Loans (or other extensions of credit) evidenced by the Loan Receivables and all such Loan Receivables and all Books and Records comprising such Receivables are genuine;

(ii)                                  All Loan Receivables have been duly authorized, executed, delivered by the parties whose names appear thereon and are valid and enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws relating to the enforcement of creditors rights’ or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and consumer protection laws; if auto title loans, constitute chattel paper; any chattels described in any Loan Receivable are and will be accurately described and are and are required to be in the possession of the parties granting the security interest therein (unless repossessed); and any applicable filing, recording or lien notation law with respect to any collateral securing a Loan Receivable will have been, or will be, complied with to the extent such filing or recording is necessary under applicable law to create or perfect Borrower’s or such Loan Party’s security interest in such collateral;

(iii)                               The form and content of all Loan Receivables and the security related thereto comply in all material respects (and in any event in all material respects necessary to maintain and ensure the validity and enforceability of the Loan Receivables) with any and all applicable laws, rules and regulations, including without limitation, the Requirements, in each case, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to the enforcement of creditors rights’ or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and consumer protection laws;

(iv)                              Subject to adjustments in the ordinary course of business, the original amount and unpaid balance of each Loan Receivable on the Books and Records of the Borrower or any Loan Party and on any statement or schedule delivered to Administrative Agent and/or any Lender or Holder, including without limitation the schedule of Loan Receivables, is and will be the true and correct amount actually owing to a Borrower or Loan Party as of the date each Loan Receivable is pledged to Collateral Agent or as of such date specified on such statement of schedule, is not, to the best of Borrower’s and such Loan Party’s knowledge, subject to any claim of reduction, counterclaim, set-off, recoupment or any other claim, allowance or adjustment; and Borrower and no Loan Party has any knowledge of any fact which would impair the validity or collectability of any Loan Receivables;

(v)                                 All security agreements, title retention instruments and other documents and instruments which are security for Loan Receivables contain a correct and sufficient description of the personal property covered thereby (if any), and, subject to the rights of Administrative Agent hereunder or the Collateral Agent under the Collateral Agreement and the interests of Borrower or any Loan Party as holder of such security agreements or title retention instruments or other documents or instruments, are or create security interests and Liens (if any);

(vi)                              The Borrower and the other Loan Parties meet the standards generally observed by prudent finance companies that are in the business of making unsecured multi-pay consumer installment loans, consumer lines of credit or auto title loans, as applicable, to the clients served by the Loan Parties;

(vii)                           Borrower and the other Loan Parties have good and valid title to the Loan Receivables, free and clear of all prior assignments, claims, liens, encumbrances and security interests, other than Permitted Liens, and has the right to pledge and grant Collateral Agent, for the benefit of Lenders and Holders, a first priority security interest in the same, in the manner provided in this Agreement and the Collateral Agreement; and

(viii)                        It is understood and agreed that none of the representations or warranties contained in this Section 3.25 shall be applicable to: (a) any Loan Receivable acquired by a Loan Party pursuant to its conduct of a credit access business or credit services organization (or like business), (b) fraudulent accounts (so long as the amount of fraudulent accounts, at any one time, is immaterial to the business of the Loan Parties, taken as a whole) and (c) immaterial defects relating to any Loan Receivable.

ARTICLE IV
CONDITIONS OF LENDING

The obligations of the Lenders to make Revolving Loans hereunder are subject to the satisfaction of the following conditions on the date of each Borrowing (each such event being called a “Credit Event”):

(a)                                 [Reserved].

(b)                                 The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (except representations and warranties that are qualified by materiality or similar qualifiers are true and correct in all respects) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)                                  At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(d)                                 Immediately after giving effect to such Credit Event and the use of proceeds thereof, (A) with respect to the Credit Event on the Closing Date, the Borrower shall be in pro forma compliance with (i) the financial covenant set forth in Section 6.09(a) as of October 31, 2018 and (ii) the financial covenant set forth in Section 6.09(b) as of the Closing Date, (B) with respect to any Credit Event after the Closing Date, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.09(a) and (b) and (C) Aggregate Revolving Credit Exposures shall not exceed the Total Commitment.  The Borrower shall have delivered to the Administrative Agent a Covenant Certificate dated as of the Closing Date which shall (x) demonstrate compliance with clause (A) as of October 31, 2018 and (y) certify compliance with clause (A)(ii) as of the Closing Date.

(e)                                  No Regulatory Notice Event shall have occurred and be continuing or be currently threatened, except in the case of any Regulatory Notice Events for which each of the Administrative Agent and the Bondholder Designee has been notified in accordance with Section 5.05(f) and with respect to any such notified Regulatory Notice Event, neither the Administrative Agent nor the Bondholder Designee has provided notice in writing to the Borrower prior to the time of any requested Borrowing that such Regulatory Notice Event is material (it being understood that this condition (e) shall not be satisfied if either of the Administrative Agent or the Bondholder Designee provides the Borrower with written notice prior to the time of such requested Borrowing that such notified Regulatory Notice Event is material), unless: (i) the Administrative Agent or the Bondholder Designee, as applicable, has rescinded such written notice or (ii) the Regulatory Notice Event for which the Administrative Agent or the Bondholder Designee, as applicable, has provided such a written notice is no longer continuing.

(f)                                   [Reserved].

(g)                                  [Reserved].

(h)                                 Since the effective date of the most recently delivered Compliance Certificate, the Borrower and the Loan Parties have complied with the Loan Receivable Selection Policy.

(i)                                     The Loan Parties shall have paid or reimbursed the Administrative Agent, the Bondholder Designee and the Lenders and Holders for all costs and expenses required to be paid or reimbursed by them on the Permitted Borrowing Date in accordance with Section 9.04 hereof.

(j)                                    [Reserved].

(k)                                 [Reserved].

(l)                                     [Reserved].

(m)                             The Administrative Agent shall have received a customary certificate dated the Closing Date, signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in this Article IV.

(n)                                 The Transactions shall have been consummated and the Administrative Agent shall have received executed copies of all agreements, documents and instruments related thereto.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b), (c), (d), (e) and (h) of this Article IV.

ARTICLE V
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender and Holder that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Revolving Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Administrative Agent shall otherwise consent in writing, the Borrower will, and will cause each of the Restricted Subsidiaries to:

5.01                        Existence; Compliance with Laws; Businesses and Properties.  (a)Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04.

(b)                                 Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable Requirements, laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

5.02                        Insurance.  (a)Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b)                                 Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Bondholder Designee, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or any other Loan Party under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Bondholder Designee of payment of the premium therefor.

(c)                                  Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

5.03                        Obligations and Taxes.  Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such obligation, claim, Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien.

5.04                        Financial Statements, Reports, etc.  In the case of the Borrower, furnish to each of the Administrative Agent and the Bondholder Designee, which shall furnish to each Lender and Holder:

(a)                                 within 90 days after the end of each fiscal year, the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Parent and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by McGladrey & Pullen, LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not include (i) an explanatory paragraph expressing doubt about the ability of the Parent and its consolidated subsidiaries to continue as a going concern or (ii) any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2019), the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Parent and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, which shall be delivered together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, with respect to the interim financial information contained therein and shall be certified by a Financial Officer as provided herein;

(c)                                  concurrently with any delivery of financial statements under paragraph (a), (b) or (e)(B)(ii) of this Section 5.04, a certificate of the accounting firm (in the case of paragraph (a)) or a Compliance Certificate signed by a Financial Officer (in the case of paragraphs (b) and (e)(B)(ii)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) and certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(d)                                 (i) within 90 days (or, in the case of the fiscal year ending December 31, 2018, 120 days) after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget and (ii) on or before April 30, 2019, and within 30 days after the end of each fiscal quarter of the Borrower thereafter, projections of Adjusted EBITDA for the immediately following fiscal quarter reasonably acceptable to the Bondholder Designee (the “Approved Projections”); provided that, if the Bondholder Designee does not object to such projections delivered by the Borrower to it within 5 Business Days of delivery thereof, such projections shall be deemed to be reasonably acceptable to the Bondholder Designee; provided further that, if such projections are not reasonably acceptable to the Bondholder Designee, the Borrower and the Bondholder Designee agree to work together in good faith to agree on projections that shall be the “Approved Projections” for such fiscal quarter;

(e)                                  (A) (i) within ten (10) Business Days after the end of each calendar month (the “Applicable Month”), a Covenant Certificate (together with reasonable supporting information) that demonstrates that, as of the last Business Day of such month (the “Covenant Date”), the Borrower was in compliance with Section 6.09(b) of this Agreement, (ii) within five (5) Business Days after the Liquidity Date, a Liquidity Certificate (together with reasonable supporting information) that demonstrates that, as of a Business Day of each calendar week (the “Liquidity Date”, it being understood and agreed that the Liquidity Date in each calendar week is at the election of the Borrower), commencing with the first full calendar week after the Closing Date, the Borrower was in compliance with Section 6.09(a) of this Agreement and (iii) concurrently with any delivery of financials statements under paragraph (a) or (b) of this Section 5.04, commencing with the period ending June 30, 2019, an Adjusted EBITDA Certificate (together with reasonably supporting information) that demonstrates that, as of the most recently ended fiscal quarter, the Borrower was in compliance with Section 6.09(c) of this Agreement, (B) within thirty (30) days after the end of each Applicable Month: (i) a statement of accounts for the deposit accounts and securities accounts of the Borrower and its Subsidiaries, identifying the owner of each such account, whether such account is a

Controlled Account and setting forth the balance in such account as of the Business Day immediately preceding delivery of such statement and (ii) the Borrower’s consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such month and the results of its operations and the operations of such Subsidiaries during such month and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and (C) if requested by the Administrative Agent, within twenty (20) days after the end of each calendar month, for the calendar month then ending, reports in form and substance reasonably satisfactory to Bondholder Designee, setting forth an aging of Loan Receivables, a schedule of Loan Receivables, detailed delinquency report books and records consisting of data tape information of Loan Receivables in a format and consisting of data elements reasonably acceptable to Bondholder Designee (provided, however, on reasonable request by Bondholder Designee, the Borrower shall deliver such data tape information of Borrower’s portfolio), and a repossession report in respect of any Title Loan Receivables;

(f)                                   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(g)                                  promptly after the receipt thereof by the Borrower or any Subsidiary, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(h)                                 promptly after the request by any Lender or Holder, all documentation and other information that such Lender or Holder reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(i)                                     promptly after the request by the Administrative Agent or any Lender or Holder, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(j)                                    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Bondholder Designee or any Lender or Holder may reasonably request; and

(k)                                 on the dates that the monthly financial statements under clause (e)(B)(ii) above are delivered, the loan data tape with customer contacts, performance metrics and other collections data applicable to the Loan Receivables shall be delivered to the Backup Servicer in accordance with the Backup Servicing Agreement.

5.05                        Litigation and Other Notices.  Furnish to the Administrative Agent, the Bondholder Designee and each Lender or Holder prompt written notice of the following:

(a)                                 any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)                                 the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000;

(d)                                 any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(e)                                  any change in the Borrower’s corporate rating by S&P (if any), in the Borrower’s corporate family rating by Moody’s (if any), or any notice from either such agency indicating its intent to effect such a change or to place the Borrower on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower; and

(f)                                   upon any officer of a Loan Party obtaining knowledge of the occurrence of, or threat of, any Regulatory Notice Event against or affecting any Loan Party, or any of the Loan Parties’ Affiliates, written notice thereof together with such other information as may be reasonably available (and able to be disclosed in the Loan Parties’ reasonable judgment) to the Loan Parties to enable the Administrative Agent, the Bondholder Designee, the Lenders and the Holders and their counsel to evaluate such matters.

5.06                        Information Regarding Collateral   .  (a) Furnish to each of the Administrative Agent, Collateral Agent and the Bondholder Designee prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrower also agrees promptly to notify each of the Administrative Agent and the Bondholder Designee if any material portion of the Collateral is damaged or destroyed.

(b)                                 In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06 or otherwise.

5.07                        Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.  (a)Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender or Holder to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested (but no more than twice per fiscal year of the Borrower, unless an Event of Default has occurred and is continuing) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender or Holder to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor.

(b)                                 In the case of the Borrower, use commercially reasonable efforts to provide the Lender with such information, access and documentation as it shall request in connection with the provision and maintenance of such credit ratings as it shall require under the New Lender Notes or related agreements.

5.08                        Use of Proceeds.  Use the proceeds of the Revolving Loans only for the purposes specified in the introductory statement to this Agreement.

5.09                        Employee Benefits.  (a)Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent as soon as possible after, and in any event within 10 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $1,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

5.10                        Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that none of the Borrower or any Restricted Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings, and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

5.11                        Preparation of Environmental Reports.  If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Bondholder Designee, provide to the Lenders and Holders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default, prepared by an environmental consulting firm reasonably acceptable to the Bondholder Designee and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

5.12                        Further Assurances.  (a)Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Bondholder Designee or the Collateral Agent (upon instruction from the Administrative Agent or the Bondholder Designee) may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents.  The Borrower will cause any subsequently acquired or organized Restricted Subsidiary that is a Domestic Subsidiary, any Domestic Subsidiary that has ceased being an Unrestricted Subsidiary and any other Restricted Subsidiary, if such Restricted Subsidiary guarantees Indebtedness of any Loan Party, to become a Loan Party by executing the Guarantee Agreement in favor of the Administrative Agent and the Collateral Agreement and each other applicable Security Document in favor of the Collateral Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Secured Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Bondholder Designee shall designate (it being understood that it is the intent of the parties that the Secured Obligations shall be secured by substantially all the assets of the Borrower and its Domestic Subsidiaries (other than any Unrestricted Subsidiaries) (including real and other properties acquired subsequent to the Closing Date)); provided, however, that no outstanding voting equity or other voting ownership interests of any Foreign Subsidiary or any Restricted DRE in excess of 65% of the voting power of all classes of equity or other ownership interests of such Foreign Subsidiary or Restricted DRE, in each case, that are entitled to vote shall be required to be pledged.  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Bondholder Designee, and the Borrower shall deliver or cause to be delivered to the Lenders and Holders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Bondholder Designee shall reasonably request to evidence compliance with this Section 5.12.  The Borrower agrees to provide such evidence as the Bondholder Designee shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Borrower will give prompt notice to the Bondholder Designee of the acquisition by it or any of the Subsidiaries of an ownership interest in any real property (or any interest in real property) having a value in excess of $1,000,000.

(b)                                 As soon as practicable but in any event within the applicable time period set forth on Schedule 5.12, the Borrower shall take or cause the other Loan Parties to take the actions set forth on Schedule 5.12.

(c)                                  During the period of ninety (90) days following the Closing Date, the Loan Parties shall, to the extent requested by the Administrative Agent, (i) in a manner satisfactory to the Administrative Agent, cooperate with and assist the Administrative Agent or its counsel in connection with their review of (x) any material business operation modifications and new product offers and (y) any other regulatory reviews or due diligence related to the business and operations of the Loan Parties (including comments related to Consumer Loan Agreements that correspond to Loan Receivables) that are outstanding on, or arise after, the Closing Date (including any issues that counsel for the Administrative Agent has provided in writing to counsel for the Borrower prior to the Closing Date), (ii) review and consider in good faith any issues raised by, or comments, recommendations or guidance from, the Administrative Agent or its counsel with respect to the foregoing and (iii) within thirty (30) days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) of any Borrower’s or any Loan Party’s receipt of written notice (which notice may be received by any Loan Party prior to the expiration of such ninety-day period) of any comments, recommendations or guidance from the Administrative Agent or its counsel, resolve or address any such issues (including making changes necessary to comply with any applicable state law), in each case, in a manner satisfactory to the Administrative Agent.

5.13                        Post-Closing Covenant.  The Borrower will comply with its obligations described in Schedule 5.13, in each case, within the applicable periods of time specified in such Schedule with respect to such item (or such longer periods as the Administrative Agent may agree in its reasonable discretion). All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required by this Section 5.13, rather than as elsewhere provided in the Loan Documents).

ARTICLE VI
NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender and Holder that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Revolving Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Administrative Agent shall otherwise consent in writing:

6.01                        Indebtedness and Issuance of Disqualified Stock and Preferred Stock.  (a)The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock.

(b)                                 The foregoing limitations will not apply to:

(i)                                     the incurrence of Indebtedness under this Agreement;

(ii)                                  [reserved];

(iii)                               Indebtedness of the Borrower and the Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clause (i) or (ii)) and set forth on Schedule 6.01;

(iv)                              Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any of the Restricted Subsidiaries to finance the purchase, lease, construction, installation or improvement of property (real or personal), equipment or other asset that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and Indebtedness, Disqualified Stock and Preferred Stock incurred or issued to refund, refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under this clause (iv); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (iv), when aggregated with the outstanding amount of Indebtedness, Disqualified Stock and Preferred Stock incurred or issued to refund, refinance, replace, renew, extend or defease Indebtedness, Disqualified Stock or Preferred Stock initially incurred or issued in reliance on this clause (iv), does not exceed $5,000,000;

(v)                                 Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to bankers’ acceptances, bank guarantees, letters of credit, warehouse receipts or similar facilities entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, in each case (other than in the case of performance or surety bonds incurred to satisfy a regulatory requirement) incurred in the ordinary course of business; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi)                              Indebtedness arising from agreements of the Borrower or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(vii)                           Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Secured Obligations; provided further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(viii)                        Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness shall be expressly subordinated in right of payment to the Guarantee of such Subsidiary Guarantor, as the case may be; provided further, that any subsequent transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(ix)                              shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another of the Restricted Subsidiaries or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(x)                                 Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 6.01, exchange rate risk or commodity pricing risk;

(xi)                              obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, incurred in the ordinary course of business;

(xii)                           the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness or the issuance by the Borrower or any Restricted Subsidiary of Disqualified Stock or Preferred Stock

that serves to refund, refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this Section 6.01 or clause (ii) or (iii) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund, refinance, replace, renew, extend or defease such Indebtedness, Disqualified Stock or Preferred Stock, including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees and accrued and unpaid interest in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A)                               has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity, of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, renewed, extended or defeased,

(B)                               to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases (I) unsecured Indebtedness, such Refinancing Indebtedness may not be secured by a Lien, (II) Indebtedness subordinated or pari passu (without giving effect to security interests) to the Secured Obligations, such Refinancing Indebtedness is subordinated or pari passu (without giving effect to security interests) to the same extent as the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased or (III) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C)                               shall not include (I) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor or the Borrower that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower; (II) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor or the Borrower that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or (I) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xiii)                        cash management obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, endorsements of instruments for deposit, overdraft protections and similar arrangements, in each case incurred in the ordinary course of business;

(xiv)                       any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the incurrence of such guaranteed Indebtedness is permitted under the terms of this Agreement and the PIK Notes Indenture and such guarantor also Guarantees all Revolving Loans and other Obligations under this Agreement;

(xv)                          Indebtedness of Foreign Subsidiaries of the Borrower not to exceed at any one time outstanding, and together with any other Indebtedness incurred under this clause (xv), $3,500,000;

(xvi)                       Indebtedness of the Borrower or any of the Restricted Subsidiaries consisting of (I) the financing of insurance premiums or (II) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(xvii)                    Indebtedness of the Borrower or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(xviii)                 Indebtedness of the Borrower or any of the Restricted Subsidiaries in the nature of seller-financing incurred in connection with an acquisition of all or part of a Similar Business in an aggregate principal amount of $1,000,000;

(xix)                       Indebtedness of the Borrower or any of the Restricted Subsidiaries resulting from a transaction governed by clause (iii) of the definition of Permitted Investments existing immediately prior to any such transaction; and

(xx)                          any obligation, or guaranty of any obligation, of the Borrower or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Borrower or a Restricted Subsidiary incurred in the ordinary course of business as part of a Similar Business for all or any portion of the amounts payable by such customers to the Person extending such credit.

Notwithstanding the foregoing, Restricted Subsidiaries that are not Subsidiary Guarantors shall not be permitted to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (iv) or (xvi) above if, after giving effect to such incurrence or issuance, the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors outstanding pursuant to such clauses, together with the aggregate liquidation preference of Disqualified Stock and Preferred Stock issued by Restricted Subsidiaries that are not Subsidiary Guarantors outstanding pursuant to such clauses, would exceed the greater of $55,000,000 and 11.0% of Total Assets.

(c)                                  For purposes of determining compliance with this Section 6.01:

(i)                                     in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xix) of the preceding paragraph or is entitled to be incurred pursuant to the first paragraph of this Section 6.01, the Borrower, in its sole discretion, will classify, and may later reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 6.01; provided that (x) all Indebtedness outstanding under this Agreement will be treated as incurred under clause (i) of the preceding paragraph and (y) the Borrower shall not be permitted to reclassify all or any portion of any Indebtedness incurred pursuant to clause (i); and

(ii)                                  at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.01(a) and 6.01(b).

(d)                                 Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

(e)                                  For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued interest, fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(f)                                   The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g)                                  The Borrower will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Borrower or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Secured Obligations or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Subsidiary Guarantor, as the case may be.

(h)                                 For the purposes of this Section 6.01, (i) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (ii) Indebtedness shall not be treated as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

6.02                        Liens.  (a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, except for:

(i)                                     in the case of Subject Liens on any Collateral, any Subject Lien, if such Subject Lien expressly has Junior Lien Priority on the Collateral relative to the Secured Obligations; or

(ii)                                  in the case of Subject Liens on any other asset or property, any Subject Lien, if the Secured Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the Obligations secured by such Subject Lien.

(b)                                 Any Lien created for the benefit of the Lenders pursuant to clause (ii) of Section 6.02(a) may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Loan Document Obligations (which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Collateral Agent may otherwise have on the proceeds from such sale).

(c)                                  Any reference to a “Permitted Lien” is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien in favor of the Collateral Agent in respect of the Collateral.

6.03                        Asset Sales.  (a)The Borrower will not, and will not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:

(i)                                     the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(ii)                                  except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(iii)                               to the extent that any consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale (including, for avoidance of doubt, any Designated Non-cash Consideration and any assets received in a Permitted Asset Swap) consists of assets of the type that would constitute Collateral, such assets, including the assets of any Person that becomes a Subsidiary Guarantor as a result of such transaction, are as soon as reasonably practicable (and in any event within 90 days) after their acquisition added to the Collateral.

Within five Business Days after the receipt of any Net Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary shall apply the Net Proceeds from such Asset Sale to prepay Revolving Loans (or any corresponding Revolving Notes) and correspondingly reduce any outstanding Commitments in accordance with Sections 2.08 and 2.10; provided that so long as (1) the Net Proceeds thereof are reinvested in Collateral (each, a “reinvestment”) within one hundred eighty (180) days following receipt of such Net Proceeds and (2) no Event of Default shall have occurred and be continuing at the time of the sale of such property, at the time of reinvestment or at any time during such 180-day period, then the Borrower or such Restricted Subsidiary may reinvest such Net Proceeds in a Similar Business, Related Business Assets and/or Collateral without having to prepay the Revolving Loans (or any corresponding Revolving Notes) in accordance with this paragraph, provided further that, to the extent such Net Proceeds are not from Asset Sales of Collateral, the Borrower may, alternatively, at its option, permanently reduce Indebtedness of a Restricted Subsidiary that is not the Borrower or a Subsidiary Guarantor, other than Indebtedness owed to the Borrower, a Subsidiary Guarantor or a Restricted Subsidiary.

(b)                                 For purposes of this Section 6.03, the following are deemed to be cash or Cash Equivalents:

(i)                                     any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing;

(ii)                                  any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(iii)                               any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $15,000,000 at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

6.04                        Merger, Consolidation or Sale of All or Substantially All Assets.  (a)The Borrower shall not consolidate, merge or amalgamate with or into or wind up into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets. The Lenders acknowledge and agree that no consolidation, merger or amalgamation, or sale, assignment, transfer, lease, conveyance or other disposal in connection with the Refinancing and/or the Transactions shall constitute a breach of this Section 6.04.

(b)                                 No Subsidiary Guarantor will, and the Borrower will not permit any such Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions other than where such consolidation, amalgamation or merger with or into or winding up into, or sale, assignment, transfer, lease, conveyance or disposal of all or substantially all of its properties or assets is with or to, as applicable, another Subsidiary Guarantor.

6.05                        Restricted Payments.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(I)                                   declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any of the Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, consolidation or amalgamation, other than:

(a)                                 dividends, payments or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower;

(b)                                 dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Borrower, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities; or

(c)                                  dividends, payment or distributions by the Borrower to any Parent Entity to enable such Parent Entity to discharge income tax liabilities attributable to the ownership, operations or activities of the Borrower or any Subsidiary;

(II)                              purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any Parent Entity, including in connection with any merger, consolidation or amalgamation;

(III)                         make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect to, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any unsecured Indebtedness or Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor, other than:

(a)                                 Indebtedness permitted to be incurred under clause (vii) or (viii) of Section 6.01(b);

(b)                                 the purchase, repurchase or other acquisition of any unsecured Indebtedness or Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within three business days of the date of purchase, repurchase or acquisition; or

(c)                                  the giving of an irrevocable notice of redemption with respect to transactions described in clause (2) or (3) of the second paragraph of this Section 6.05; or

(IV)                          make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) (other than any exception thereto) above being collectively referred to as “Restricted Payments”).

The foregoing provisions will not prohibit:

(1)                                 the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2)                                 the redemption, repurchase, retirement or other acquisition of any Equity Interests, unsecured Indebtedness or Subordinated Indebtedness of the Borrower in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of, Equity Interests of the Borrower or contributions to the equity capital of the Borrower (in each case, other than any Disqualified Stock or, except in the case of a redemption, repurchase, retirement or other acquisition of unsecured Indebtedness or Subordinated Indebtedness, Preferred Stock);

(3)                                 the redemption, defeasance, repurchase or other acquisition or retirement of (i) unsecured Indebtedness or Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor made in exchange for, or out of the proceeds of a sale made within 45 days of, new Indebtedness of the Borrower or a Subsidiary Guarantor, as the case may be, or (ii) Disqualified Stock of the Borrower or a Subsidiary Guarantor made in exchange for, or out of the proceeds of a sale made within 45 days of, Disqualified Stock of the Borrower or a Subsidiary Guarantor, that, in each case, is incurred in compliance with Section 6.01, so long as:

(a)                                 the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, unsecured Indebtedness or Subordinated Indebtedness, or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, being so defeased, redeemed, repurchased, exchanged, acquired or retired for value;

(b)                                 in the case of Subordinated Indebtedness, such new Indebtedness is subordinated to the Indebtedness hereunder at least to the same extent as such

Subordinated Indebtedness so purchased, defeased, exchanged, redeemed, repurchased, acquired or retired for value;

(c)                                  such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness or Disqualified Stock being so purchased, defeased, redeemed, repurchased, exchanged, acquired or retired; and

(d)                                 such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock being so purchased, defeased, redeemed, repurchased, exchanged, acquired or retired;

(4)                                 the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any of the Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 6.01;

(5)                                 payments made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(6)                                 the repurchase, redemption, defeasance or other acquisition or retirement for value of any unsecured Indebtedness or Subordinated Indebtedness, so long as, in each case, no Revolving Loans are outstanding under this Agreement at the time of such repurchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness;

(7)                                 the declaration and payment of dividends by the Borrower to, or the making of loans to, any Parent Entity in amounts required for any Parent Entity to pay, in each case without duplication,

(a)                                 franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)                                 foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income, revenue, receipts, capital or margin of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from the Borrower’s Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments with respect to any tax year does not exceed the amount that the Borrower and its Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such tax year were the Borrower, the Restricted Subsidiaries and the Borrower’s Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity;

(c)                                  (i) customary salary, bonus and other benefits payable to officers, employees and directors of any Parent Entity and (ii) general corporate operating

(including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any Parent Entity, in each case, to the extent such salary, bonus, other benefits, costs and expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(d)                                 fees and expenses (other than to Affiliates of the Borrower) related to any successful equity or debt offering of such Parent Entity; and

(e)                                  amounts that would be permitted to be paid by the Borrower under clause (iv) or (vii) of Section 6.06(b);

(8)                                 Restricted Payments by the Borrower to any Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 6.05 if made by the Borrower; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (i) all property acquired (whether Equity Interests or other assets) to be contributed to the capital of the Borrower or one of the Restricted Subsidiaries or (ii) the merger or amalgamation of the Person formed or acquired into the Borrower or one of the Restricted Subsidiaries (to the extent not prohibited by Section 6.04) in order to consummate such Investment, (C) such Parent Entity and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, and (D) such Investment shall have been permitted by and shall be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 6.05 or pursuant to the definition of “Permitted Investments” pursuant to which the Borrower would have been entitled to have made such Investment if made by the Borrower;

(9)                                 Restricted Payments in an aggregate amount not to exceed $100,000; and

(10)                          Restricted Payments to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity held by any future, present or former employee, director or consultant of the Borrower or any of its Subsidiaries or any Parent Entity pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this clause (10) do not exceed in any calendar year $7.5 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $15.0 million in any calendar year), provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under the preceding clauses (1) through (10), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this Section 6.05, in the event that a payment or other action meets the criteria of more than one of the exceptions described in clauses (1) through (10) above, or is permitted to be made pursuant to the first paragraph of this Section 6.05 (including by virtue of qualifying as a Permitted Investment), the Borrower will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this Section 6.05.  Payments or other actions permitted by this Section 6.05 need not be permitted solely by reference to one provision permitting such payment or other action but may be permitted in part by one such provision and in part by one or more other provisions of this Section 6.05 permitting such payment or other action (including pursuant to any section of the definition of “Permitted Investment”).

As of the Closing Date, all of the Borrower’s Subsidiaries, other than the Unrestricted Subsidiaries, will be Restricted Subsidiaries.

6.06                        Transactions with Affiliates.  (a)The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $50,000 unless:

(i)                                     such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii)                                  the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $500,000, a resolution adopted by the majority of the board of directors of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)                                 The foregoing provisions will not apply to the following:

(i)                                     transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction, so long as such transaction is otherwise consummated in compliance with this Agreement;

(ii)                                  Restricted Payments permitted by Section 6.05 and Permitted Investments permitted by clause (viii) of the definition of “Permitted Investments”;

(iii)                               [reserved];

(iv)                              the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, future, current or former officers, directors, employees or consultants of the Borrower, any of the Restricted Subsidiaries or any Parent Entity, provided that any such severance arrangements provided on behalf of officers, directors or senior management of the Borrower or any Parent Entity are or have been approved by the Compensation Committee of the Borrower’s board of directors;

(v)                                 transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi)                              any agreement or arrangement as in effect as of the Closing Date, as the same may be amended after the Closing Date, so long as any such amendments, when taken as a whole, are not disadvantageous in any material respect to the Lenders and Holders;

(vii)                           the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or the equivalent thereof (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto or any similar agreement that it may enter into thereafter; provided, however, that any such amendment and any similar agreement shall not contain terms that, when taken as a whole, are disadvantageous in any material respect to the Lenders and Holders;

(viii)                        transactions with customers, clients, suppliers or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement and that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ix)                              the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower to any Parent Entity or to any Permitted Holder or to any director, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of the Borrower, any of the Borrower’s Subsidiaries or any Parent Entity and the granting and performing of reasonable and customary registration rights with respect to such Equity Interests;

(x)                                 payments or loans (or cancellation of loans) to employees, directors or consultants of the Borrower, any of the Restricted Subsidiaries or any Parent Entity and employment agreements, stock option plans and other similar arrangements with such employees, directors or consultants that, in each case, that are approved by the board of directors of the Borrower in good faith;

(xi)                              payments to any future, current or former employee, director, officer or consultant of the Borrower, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers or consultants that are, in each case, approved by the board of directors of the Borrower in good faith;

(xii)                           transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower solely because the Borrower owns any Equity Interest in, or controls, such Person; provided that, no Affiliate of the Borrower, other than the Borrower or a Restricted Subsidiary, shall have a beneficial interest or otherwise participate in such Person other than through such Affiliate’s ownership of the Borrower;

(xiii)                        payments by the Borrower and its Subsidiaries pursuant to tax sharing agreements among the Borrower (and any Parent Entity) and its Subsidiaries; provided that in each case the amount of such payments in any calendar year does not exceed the amount that the Borrower, the

Restricted Subsidiaries and the Borrower’s Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such calendar year were the Borrower, the Restricted Subsidiaries and the Borrower’s Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity;

(xiv)                       intellectual property licenses entered into in the ordinary course of business; and

(xv)                          transactions in connection with the SPV II Notes.

6.07                        Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.  (a)The Borrower will not, and will not permit any of the Restricted Subsidiaries that are not Subsidiary Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)                                     (A) pay dividends or make any other distributions to the Borrower or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Borrower or any of the Restricted Subsidiaries;

(ii)                                  make loans or advances to the Borrower or any of the Restricted Subsidiaries; or

(iii)                               sell, lease or transfer any of its properties or assets to the Borrower or any of the Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(A)                               contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;

(B)                               the PIK Notes Indenture;

(C)                               purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature described in clause (iii) above, in each case, only with respect to the property so acquired;

(D)                               applicable law or any applicable rule, regulation or order;

(E)                                any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof); provided that such encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(F)                                 contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, pending the sale of such assets;

(G)                               Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.01 and 6.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(H)                              restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(I)                                   customary provisions in joint venture agreements or arrangements and other similar agreements relating solely to such joint venture;

(J)                                   customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business to the extent such obligations impose restrictions of the nature described in clause (iii) above on the property subject to such lease, sub-lease, license, sub-license or other similar agreement;

(K)                               restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(L)                                any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(M)                            other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries that are not Subsidiary Guarantors that is permitted to be incurred subsequent to the Closing Date pursuant to Section 6.01;

(N)                               other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Closing Date pursuant to Section 6.01; provided that, in the good faith judgment of the Borrower, the encumbrances and restrictions contained therein will not materially impair the Borrower’s ability to make payments hereunder; and

(O)                               any encumbrances or restrictions of the type referred to in clause (i), (ii) or (iii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in any of clauses (A) through (N) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

6.08                        Business of the Borrower and the Restricted Subsidiaries.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

6.09                        Financial Covenants.                           The Borrower will not, and will not permit any of the Restricted Subsidiaries to, as long as any Revolving Loan is outstanding:

(a)                                 Minimum Liquidity.  Permit Corporate Liquidity as of each Liquidity Date to be less than $26,750,000;

(b)                                 Minimum Coverage.  Permit the value of the Specified Assets as of each Covenant Date to be less than 1.5 times the aggregate outstanding principal amount of the Revolving Loans; and

(c)                                  Adjusted EBITDA.  Permit Adjusted EBITDA of the Borrower and its Subsidiaries as of the last day of each fiscal quarter (commencing with the fiscal quarter ending June 30, 2019) to be less than eighty percent (80%) of the Borrower’s and its Subsidiaries’ projected Adjusted EBITDA as set forth in the Approved Projections for such fiscal quarter.

6.10                        Fiscal Year.  The Borrower will not change its fiscal year-end to a date other than December 31.

6.11                        [Reserved].

6.12                        Loan Receivables Selection Policy.  The Borrower will not, and will cause all other Loan Parties to not, select, allocate, sell or transfer any Loan Receivables to CCFI Funding II, LLC in violation of the Loan Receivable Selection Policy.

6.13                        Sales of Certain Consumer Loan Assets.  The Borrower will not, and will cause all other Loan Parties to not, in connection with any Purchase and Sale Transaction (as such term is defined in the MSSA) sell any Purchased Assets (as such term is defined in the MSSA) to the Buyer (as such term is defined in the MSSA) under the MSSA other than in exchange for cash to be paid by Buyer by wire transfer in immediately available funds to a Controlled Account.  For avoidance of doubt, Borrower shall not accept any noncash consideration (including Indebtedness of such Buyer owing to any Loan Party) with respect to any such Purchase and Sale Transaction nor enter, nor permit any Loan Party to enter, into any Purchase and Sale Transaction where the Purchase Price (as defined in the MSSA) includes any such noncash consideration.

6.14                        Dormant Unrestricted Subsidiary.   The Borrower shall cause CCFI Funding, LLC not to (a) engage in any business or activity other than (i) activities incidental or related thereto or the maintenance of its existence or compliance with applicable law and legal, tax and accounting matters related thereto and activities relating to its employees, (b) hold any assets, (c) have any material liabilities other than (i) tax liabilities in the ordinary course of business, (ii) state and federal securities and tax filings and (iii) non-consensual obligations imposed by operation of law.

ARTICLE VII
EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default” and, each, an “Event of Default”):

(a)                                 any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)                                 default shall be made in the payment of any principal of any Revolving Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)                                  default shall be made, and such default shall continue unremedied for a period of two Business Days, in the payment of any interest on any Revolving Loan or any Fee or any other amount (other than an amount referred to in paragraph (b) of this Article VII) due under any Loan Document, when and as the same shall become due and payable;

(d)                                 default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement (i) contained in Section 5.01(a), 5.05 or 5.08 or in Article VI, (ii) contained in Section 5.04(a), 5.04(b), 5.04(c), 5.04(e) or 5.04(f) and such default shall continue (in the case of this clause (ii) only) unremedied for a period of five days or (iii) contained in Section 5.04(k) and such default shall continue (in the case of this clause (iii) only) unremedied for a period of five Business Days;

(e)                                  default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of ten (10) Business Days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)                                   (i) the Borrower or any Restricted Subsidiary shall fail to pay any principal, interest or other amount due in respect of any Material Indebtedness, when and as the same shall become due and payable (without giving effect to any applicable grace periods) or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that results in the termination or permits any counterparty to terminate any Hedging Obligation the obligations under which constitute Material Indebtedness;

(g)                                  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Restricted Subsidiary, or of a substantial part of the property or assets of the Borrower, or a Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary or (iii) the winding-up or liquidation of the

Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)                                     one or more judgments shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 10 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $25,000,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j)                                    an ERISA Event shall have occurred that, in the opinion of the Administrative Agent, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $3,000,000;

(k)                                 any Guarantee under the Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Subsidiary Guarantor shall deny in writing that it has any further liability under the Guarantee Agreement (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);

(l)                                     any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest that secures the Loan Document Obligations in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates delivered to the Collateral Agent representing securities pledged under the Collateral Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy;

(m)                             there shall have occurred a Change of Control;

(n)                                 [reserved];

(o)                                 [reserved];

(p)                                 [reserved];

(q)                                 the occurrence of a Material Adverse Effect;

(r)                                    the Backup Servicing Agreement or any provision thereof shall cease to be in full force or effect for a period of at least thirty (30) days; provided, however, that the thirty (30) day grace period shall be extended so long as the Borrower is exercising commercially reasonable efforts to diligently pursue a cure of such default;

(s)                                   any “Event of Default” under (i) the New Lender Notes, or any transaction or event shall have occurred that has caused the issuer of the New Lender Notes to be different from the SPV Lender hereunder or (ii) the SPV II Notes; or

(t)                                    then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the direction of the Bondholder Designee, shall, in each case by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Revolving Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Revolving Loans (including any Revolving Notes issued in connection therewith) so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees, accrued and unpaid Late Charges, and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to an Event of Default described in paragraph (g) or (h) of this Article VII, the Commitments shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees, accrued and unpaid Late Charges, and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.   The parties hereto agree that no party may exercise rights and remedies during an Event of Default except for the Administrative Agent acting at the direction of the Bondholder Designee or the Collateral Agent pursuant to the Collateral Agreement acting at the direction of the Administrative Agent which direction shall come from, or shall be at the direction of, the Bondholder Designee.

Upon the occurrence of an Event of Default, the Administrative Agent (acting at the written direction of the Bondholder Designee) shall have the right to require the Borrower or any other Loan Party to replace the existing Servicer of the applicable Loan Receivables with the Backup Servicer, including, without limitation, to exercise any rights under the Backup Servicing Agreement with respect thereto.

ARTICLE VIII
AGENCY

8.01                        Appointment and Authority.  Each of the Lenders and each of the Holders hereby irrevocably appoints GLAS Trust Company LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The Bondholder Designee shall be entitled to cause the replacement of the then-existing Administrative Agent at any time with notice to the Borrower.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and Holders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

8.02                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or Holder as any other Lender or Holder and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders,” or “Holder” or “Holders,” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders and Holders.

8.03                        Exculpatory Provisions.  (a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Bondholder Designee (or such other number or percentage of the Lenders or Holders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Bondholder Designee (or such other number or percentage of the Lenders or Holders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.07), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender or Holder.

(c)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.04                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Revolving Loan that by its terms must be fulfilled to the satisfaction of a Lender or Holder, the Administrative Agent may presume that such condition is satisfactory to such Lender or Holder unless the Administrative Agent shall have received notice to the contrary from such Lender or Holder prior to the making of such Revolving Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.05                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the arranging of the Credit Facilities as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.06                        Resignation of Administrative Agent.  (a)The Administrative Agent may at any time give notice of its resignation to the Lenders, Holders and the Borrower.  Upon receipt of any such notice of resignation, the Bondholder Designee shall have the right, in consultation with the Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Bondholder Designee and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Bondholder Designee) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and Holders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.  If no successor Administrative Agent has been appointed, the Bondholder Designee shall thereafter perform all the duties of such Administrative Agent hereunder and under any other Loan Document until such time, if any, as the Bondholder Designee appoints a successor Administrative Agent.

(b)                                 The Bondholder Designee may, to the extent permitted by applicable law, by notice in writing to the Borrower and the Person serving as Administrative Agent remove such Person as Administrative Agent and appoint a successor only in the event Administrative Agent or its assets are taken over by any state or federal agency having jurisdiction over Administrative Agent or its assets. If no such successor shall have been so appointed by the Bondholder Designee and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Bondholder Designee) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender or Holder directly, until such time, if any, as the Bondholder Designee appoints a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

8.07                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Holder acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or Holder or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Holder also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Holder or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

8.08                        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan or Revolving Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and Revolving Notes and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Holders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Holders and the Administrative Agent and their respective agents, sub-agents and counsel and all other amounts due the Lenders, Holders and the Administrative Agent under Sections 2.05 and 9.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender or Holder to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or Holders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.04.

8.09                        Collateral and Guarantee Matters.  (a)The Secured Parties irrevocably authorize and direct the Administrative Agent (i) to execute and deliver the Collateral Agreement and to exercise and enforce its rights and remedies and perform its obligations thereunder and (ii) to release any Subsidiary Guarantor from its obligations under the Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Bondholder Designee will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guarantee Agreement pursuant to this Section 8.09(a).

No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Loan Document Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent (or any sub-agent thereof) on behalf of the Secured Parties in accordance with the terms thereof

(b)                                 The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or Holders for any failure to monitor or maintain any portion of the Collateral.

8.10                        Collateral Agreement.  Each Lender and each Holder agrees that it will be bound by, and shall take no actions contrary to (and shall take all actions required by), the provisions of the Collateral Agreement and the Junior Lien Intercreditor Agreement and authorizes (i) the Administrative Agent to enter into the Collateral Agreement on its behalf and (ii) the Collateral Agent to enter into the Collateral Agreement (and any supplement substantially in the form of Exhibit A thereto), and, if the Borrower incurs any obligations in respect of Junior Lien Indebtedness, the Junior Lien Intercreditor Agreement on its behalf and to act on its behalf to the extent set forth in the Collateral Agreement.  The Lenders and Holders acknowledge that the Collateral Agreement provides for the allocation of proceeds of Collateral among the Secured Parties as set forth therein and contains limits on the ability of the Administrative Agent and the Lenders to take remedial actions with respect to the Collateral.   The parties hereto agree that notwithstanding anything in the Loan Documents to the contrary, the Bondholder Designee shall have the sole authority (directly or indirectly through direction to the Administrative Agent) to direct the Collateral Agent to exercise any rights or remedies provided to the Collateral Agent under the Loan Documents or to follow any other directive under the Collateral Agreement and to the extent such direction is made indirectly through the Administrative Agent, Administrative Agent shall promptly direct the Collateral Agent to act in accordance with such direction from the Bondholder Designee.

For the avoidance of doubt and notwithstanding anything contrary in any Loan Document with respect to the responsibilities of the Administrative Agent, in the event of inconsistency between the terms of this Agreement and any other Loan Document, the terms in this Agreement shall prevail.

Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder.  None of the provisions in any Loan Document shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it

8.11                        No Duty to Take Discretionary Action..  The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Bondholder Designee and for all other discretionary actions, the Administrative Agent shall be entitled to refrain from any act or the taking of any action hereunder or under any of the Loan Documents or from the exercise of any power or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions from the Bondholder Designee and shall not be liable for any such delay in acting; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law. For purposes of clarity, phrases such as “satisfactory to the Administrative Agent”, “approved by the Administrative Agent”, “acceptable to the Administrative Agent”, “as determined by the Administrative Agent”, “in the Administrative Agent’s discretion”, “selected by the Administrative Agent”, “requested by the Administrative Agent” and phrases of similar import authorize and permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion.

8.12                        Bondholder Designee.   The Bondholder Designee shall act solely at the direction of the New Lender Noteholder Majority.

ARTICLE IX
MISCELLANEOUS

9.01                        Notices; Effectiveness; Electronic Communication.  (a)  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)                                     if to the Borrower or to any other Loan Party, to it at 6785 Bobcat Way, Dublin, Ohio 43016, Attention of General Counsel, Fax No.: (614) 760-4057;

(ii)                                  if to the Administrative Agent, to GLAS Trust Company LLC, 3 Second Street, Suite 206, Jersey City, NJ 07311; Fax No. (212) 202-6246; Attention: Client Services Americas; Email: clientservices.americas@glas.agency with a copy to adam.berman@glas.agency; with a copy to Perkins Coie LLP, 30 Rockefeller Plaza, 22nd Floor, New York, New York 10112-0085, Attention: Ronald Sarubbi; Fax No. (212) 977-1644;

(iii)                               if to the Collateral Agent, to Computershare Trust Company, N.A., 8742 Lucent Boulevard, Suite 225, Highlands Ranch, Colorado 80129, Attention: Corporate Trust -— CCFI Collateral Agency, Email: corporate.trust@computershare.com; Fax No.: (303) 262-0608;

(iv)                              if to the Bondholder Designee, to Computershare Trust Company, N.A., 8742 Lucent Boulevard, Suite 225, Highlands Ranch, Colorado 80129, Attention: Corporate Trust; E-mail: corporate.trust@computershare.com; Facsimile: (303) 262-0608; and

(v)                                 if to any other Lender, to it at its address (or fax number) set forth on Schedule 2.01, in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section 9.01, shall be effective as provided in said paragraph (b).  The Administrative Agent agrees to promptly provide the Bondholder Designee with a copy of any notice received by the Administrative Agent under the Loan Documents.

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Platform.

(i)                                     The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar and industry recognized electronic transmission system (the “Platform”).

(ii)                                  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” shall mean, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender by means of electronic communications pursuant to this Section 9.01, including through the Platform.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the e-mail address referred to in this paragraph below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause the Subsidiaries to, provide the Communications to the Administrative Agent in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an e-mail address as directed by the Administrative Agent.  In addition, the Borrower agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner otherwise specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.13); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor” and shall post the same only on such portion. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Credit Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.02                        Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Revolving Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Revolving Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  The provisions of Sections 2.11, 2.12, 2.16 (subject to the requirements of Section 2.16) and 9.04 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Revolving Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, or any Lender.

9.03                        Successors and Assigns.  (a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender or Holder may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.03, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.03, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 9.03 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.03 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders and Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders and Holders.  Any Lender or Holder may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Loans or Revolving Notes at the time owing to it); provided that (1) no such assignment may be made without the prior written consent of the Bondholder Designee (other than an assignment made pursuant to clauses (b)(iii)(A)(z)(i)-(iii) hereof) and (2) any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Revolving Loans or Revolving Notes at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 9.03 in the aggregate or in the case of an assignment to a Lender or Holder, an Affiliate of a Lender or Holder or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in paragraph (b)(i)(A) of this Section 9.03, the aggregate amount of the Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or principal outstanding balance of the Revolving Note or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Revolving Loans or Revolving Notes of the assigning Lender or Holder, as the case may be, subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default of the type described in paragraph (b), (c), (g) or (h) of Article VII has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s or Holder’s rights and obligations under this Agreement with respect to the Revolving Loan or the Commitment or Revolving Note assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b) of this Section 9.03 and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) the assignment is to a Person approved in writing by the Bondholder Designee or (z) the assignment is by (i) a Lender to a Person that is an Affiliate of such Lender, (ii) a Holder to a Person that is an Affiliate of such Holder or (iii) a Lender or Holder to a Person that is an Approved Fund with respect to such Lender or Holder; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.  Such permitted assignee shall be deemed to be the Lender (or, as provided below, a Holder) hereunder with respect to such assigned rights and obligations, and the Loan Parties shall ensure that such transferee is registered as a Lender or Holder, as applicable, and that any Liens on the Collateral provided for in the Collateral Agreement shall be for the benefit of such Lender or such Holder (as well as the other Holders of Revolving Notes and Lenders); and

(B)                               the consent of the Administrative Agent shall be required for any assignment if such assignment is to a Person that is not a Person approved in writing by the Bondholder Designee, a Lender or Holder, is by a Lender to a Person that is not an Affiliate of such Lender, is by a Holder to a Person that is not an Affiliate of such Holder, or is to a Person that is not an Approved Fund with respect to such Lender or Holder.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption.  The assignee, if it is not a Lender or Holder, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by applicable law or reasonably requested by the Administrative Agent to support such assignee’s position that no withholding is required in respect of amount received hereunder.  Promptly (and in any event, within three (3) Business Days) after demand by Administrative Agent, Borrower shall execute and deliver to Administrative Agent in exchange for any surrendered Revolving Note or Revolving Notes (which the assigning Lender or Holder agrees to promptly deliver to Borrower) a new Revolving Note or Revolving Notes to the assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender or Holder has retained a Commitment hereunder, a new Revolving Note or Revolving Notes to the assigning Lender or Holder in an amount equal to the Commitment retained by it hereunder.  Such new Revolving Note or Revolving Notes shall re-evidence the indebtedness outstanding under the old Revolving Notes or Revolving Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Note or Revolving Notes and shall otherwise be in substantially the form of the Revolving Note or Revolving Notes subject to such assignments.  For purposes of clarification, a Lender may assign (i) all or a portion of such Lender’s outstanding Revolving Notes (and its corresponding rights and obligations hereunder in connection therewith) with or without an assignment of all or a portion of such Lender’s portion of the Total Commitment or (ii) any current or future commitment, right or obligation to make any additional Revolving Loans under such Revolving Notes or this Agreement or to purchase any Revolving Notes or to lend or relend any amount (collectively, the “Excluded Rights and Obligations”).  Any assignee of all or a portion of a Lender’s or a Holder’s outstanding Revolving Notes (and its corresponding rights and obligations hereunder in connection therewith) who shall not have also been assigned all or a portion of such Lender’s Commitment and other Excluded Rights and Obligations (such assignment, a “Principal Only Assignment”), shall be deemed a “Holder” and not a “Lender” hereunder, and all or such portion of the Revolving Notes held by such Lender that shall have been assigned to such Holder pursuant to the Principal Only Assignment shall be evidenced by and entitled to the benefits of this Agreement and, if requested by such Holder, a Revolving Note payable to such Holder in an amount equal to the principal amount of outstanding Revolving Notes as shall have been assigned to such Holder pursuant to such Principal Only Assignment.  For the avoidance of doubt, any assignee of a Principal Only Assignment shall have no obligation to purchase any additional Revolving Notes.  For purposes of determining whether the Borrower has reached the Total Commitment hereunder, any principal amount of Revolving Notes outstanding with respect to a Principal Only Assignment shall be included in such determination.  In connection with any permitted assignment by a Holder of some or all of its rights and obligations hereunder, upon the request of such Holder, the Borrower shall cause to be delivered to the assignee thereof either (i) a letter from outside legal counsel to the Borrower indicating that it may rely upon the opinion letter delivered by it on the Closing Date or (ii) an opinion from other legal counsel reasonably acceptable to the assignee to the effect of such opinion letter, in either case dated on or before the effective date of such assignment.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each

Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans in accordance with its Applicable Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 9.03, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender or Holder under this Agreement, and the assigning Lender or Holder thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s or Holder’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.16 (subject to the requirements of Section 2.16) and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender or Holder of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender or Holder of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.03.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and/or Holders, and the Commitments of, and principal amounts (including stated interest) of the Revolving Loans and Revolving Notes owing to, each Lender and/or Holder pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders and Holders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or Holder hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender or Holder, at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective unless it has been recorded in the Register as provided in this Section 9.03(c).

(d)                                 Participations.  Any Lender or Holder may at any time, with the prior written consent of each of the Administrative Agent and the Bondholder Designee and without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s or Holder’s rights and/or obligations under this Agreement (including, to the extent applicable, all or a portion of its Commitment and/or the Revolving Loans owing to it and all of its rights and obligations with respect to the Revolving Note or Revolving Notes held by it); provided, that (i) such Lender’s or Holder’s obligations under this Agreement (including, without limitation, its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender or Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender or Holder shall remain the holder of any such Revolving Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender or Holder in connection with such Lender’s or Holder’s rights and obligations under this Agreement and (v) such Lender or Holder shall not transfer, grant, assign or sell any participation under which the Participant shall have rights to approve any amendment or waiver of this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.16(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender or Holder sells such a participation shall provide that such Lender or Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, except as may otherwise be provided in the operative documentation governing such participation, the consent of such Participant shall not be required (either directly, as a restraint on such Lender’s or Holder’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender or Holder may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations (including the Loan Document Obligations)). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11(a) to the same extent as if it were a Lender or Holder and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.03; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.11(b), 2.11(c) as if it were an assignee under paragraph (b) of this Section 9.03 and (B) shall not be entitled to receive any greater payment under Section 2.16, with respect to any participation, than its participating Lender or Holder would have been entitled to receive except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.  Each Lender or Holder that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans, Revolving Notes or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender or Holder shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless (if no Default or Event of Default is outstanding) the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed) to the grant of such participation and then only to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.  A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender or Holder may, upon receipt of the prior written consent of the Administrative Agent and the Bondholder Designee, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender or Holder, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender or Holder from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender or Holder as a party hereto.  The Administrative Agent (at the direction of the Bondholder Designee) and the Bondholder Designee each consents to any pledge or assignment of a security interest by the SPV Lender (and its successors and assigns) of its interests and rights under this Agreement and the other Loan Documents.

(g)                                  Any Lender, Holder or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.03, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender or Holder by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders and Holders pursuant to Section 9.13.

(h)                                 Notwithstanding anything to the contrary contained herein, and in accordance with 9.03(a), any Lender (a “Granting Lender”) may, only upon receiving the prior written consent of the Administrative Agent and the Bondholder Designee, grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent, the Bondholder Designee and the Borrower, the option to provide to the Borrower all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Revolving Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof.  The making of a Revolving Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender.  Each party hereto hereby agrees that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower or any other Loan Party under this Agreement, and no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.03, any SPC may (i) with notice to, but without the prior written consent of, the Borrower, the Administrative Agent and the Bondholder Designee and without paying any processing fee therefor, assign all or a portion of its interests in any Revolving Loans to the Granting Lender or to any financial institutions (consented to by the Borrower, Administrative Agent and the Bondholder Designee) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Revolving Loans and (ii) disclose on a confidential basis any non-public information relating to its Revolving Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i)                                     The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Bondholder Designee and each Lender, and any attempted assignment without such consent shall be null and void.

(j)                                    Each Lender and each Holder agrees that, without the prior written consent of the Borrower, the Bondholder Designee and the Administrative Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Borrowing, Revolving Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

9.04                        Expenses; Indemnity; Damage Waiver.  (a)Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, its Affiliates, the Collateral Agent and the Bondholder Designee (including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent and its Affiliates, one primary counsel to the Collateral

Agent, one primary counsel to the Bondholder Designee, one local counsel in each relevant jurisdiction, one special counsel in each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Person subject to such conflict), in connection with the arranging of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (which shall include the reasonably out-of-pocket costs and expenses incurred by the Administrative Agent in connection with this Agreement, including, without limitation, advisor and consultant fees and expenses, Collateral valuations, appraisals, surveys, field examinations, third-party diligence, Lien searches, filing fees and all other reasonable out-of-pocket costs and expenses in any way related to this Agreement) (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, or any Lender or Holder (including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent and the Lenders and Holders, one primary counsel to the Collateral Agent, one primary counsel to the Bondholder Designee, one local counsel in each relevant jurisdiction, one special counsel in each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Person subject to such conflict), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.04(a), or (B) in connection with the Revolving Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans or Revolving Notes.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, the Bondholder Designee, each Lender, each Holder and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one primary counsel to the Indemnitees, one local counsel in each relevant jurisdiction, one special counsel in each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Person subject to such conflict), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) any Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are Taxes, except for any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim, and reasonable expenses for which the Borrower or any Loan Party has indemnified an Indemnitee pursuant to Section 2.16(c).

(c)                                  Reimbursement by Lenders and Holders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent or any Related Party of any of the foregoing, each Lender and Holder severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, or such Related Party, as the case may be, such Lender’s or Holder’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender or Holder); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent in connection with such capacity.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) of this Section 9.04 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section 9.04 shall be payable promptly after demand therefor.

(f)                                   Survival.  Each party’s obligations under this Section 9.04 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

9.05                        Right of Setoff.  If an Event of Default shall have occurred and be continuing, upon the prior written approval of the Administrative Agent and the Bondholder Designee, each Lender, each Holder and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, Holder or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or Holder or their respective Affiliates, irrespective of whether or not such Lender, Holder or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or Holder different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Holder and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Holder or their respective Affiliates may have.  Each Lender and Holder agrees to notify the Borrower, the Administrative Agent and the Bondholder Designee promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.06                        Governing Law; Jurisdiction; Etc.  (a)Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York (without regard to principles of conflict of laws).

(b)                                 Jurisdiction.  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Bondholder Designee, the Collateral Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.06.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

9.07                        Waivers; Amendment.  (a)No failure or delay of the Administrative Agent, the Bondholder Designee, the Collateral Agent or any Lender or Holder in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, the Bondholder Designee and the Lenders and Holders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.07, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Bondholder Designee and the Administrative Agent; provided, however, that, subject to the last sentence of this clause (b), no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Revolving Loan or Revolving Note (it being agreed that mandatory prepayments or redemptions pursuant to Section 2.10 may be postponed, delayed, reduced, waived or modified with the consent of the Bondholder Designee), or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Revolving Loan or Revolving Note (it being agreed that waiver of the Default Rate shall require the consent of the Administrative Agent and the Bondholder Designee), without the prior written consent of each Lender or Holder directly affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) modify the protections afforded to an SPC pursuant to the provisions of Section 9.03(h) without the written consent of such SPC and (iv) amend any provision hereof requiring the Bondholder Designee or a specific number or percentage of Lenders to amend or consent to any action, in each case without the prior written consent of each Lender or the Bondholder Designee, as applicable; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Bondholder Designee or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Bondholder Designee, if applicable the Lenders, or the Collateral Agent, as applicable.  Notwithstanding anything in this Agreement (including this clause (b)) to the contrary, the Lenders agree that the Bondholder Designee may agree, on behalf of all Lenders, to any waiver, amendment or modification to this Agreement and the other Loan Documents that modifies the Loan Document Obligations in any manner (including, without limitation, the manner of satisfaction of such Loan Document Obligations) determined by the Bondholder Designee so long as such treatment is ratable as to all such Lenders.

(c)                                  The Administrative Agent and the Borrower may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender or the Bondholder Designee; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been delivered to the Bondholder Designee and the Lenders or otherwise posted for their attention on the Platform, and then only if the Bondholder Designee or, if applicable, the Lenders, have not objected in writing thereto within such five Business Day period.

(d)                                 Notwithstanding anything herein to the contrary, each Lender hereunder hereby irrevocably appoints the Bondholder Designee and any successor as its true and lawful attorney-in-fact to take any action, exercise any right or remedy or provide any consent or waiver under the Loan Documents.  It is further agreed that no Lender may take any action, exercise any right or remedy or provide any consent or waiver under the Loan Documents without the prior written consent of the Bondholder Designee.

9.08                        Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan, together with all fees, charges and other amounts which are treated as interest on such Revolving Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Revolving Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Loan or participation but were not payable as a result of the operation of this Section 9.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Revolving Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.09                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.

9.10                        Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.11                        Counterparts; Integration; Effectiveness; Electronic Execution.  (a)Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments.  The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.12                        Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

9.13                        Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders and Holders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.13, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.13, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 9.13, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.14                        USA PATRIOT Act   Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

9.15                        Lender and Holder Action.  Each Lender and each Holder agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent and the Bondholder Designee.  The provisions of this Section 9.15 are for the sole benefit of the Lenders and Holders and shall not afford any right to, or constitute a defense available to, any Loan Party.

9.16                        Application of Proceeds.  Upon receipt from the Collateral Agent of the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, following the exercise of remedies provided for in Article VII (or after the Revolving Loans have automatically become due and payable as set forth in Article VII), the Administrative Agent shall apply such proceeds as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document), the Collateral Agent and the Bondholder Designee in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement or any other Loan Document, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent, the Collateral Agent or the Bondholder Designee hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of all amounts owing in respect of the Secured Obligations described in paragraph (c) of the definition thereof;

THIRD, to the payment in full of all other Loan Document Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Loan Document Obligations owed to them on the date of any such distribution).

The Administrative Agent shall apply any such proceeds, moneys or balances in accordance with this Agreement promptly after receipt thereof.

9.17                        Third-Party Beneficiaries.  Each of the Collateral Agent, the Bondholder Designee and the New Lender Noteholder Majority shall be a third-party beneficiary to this Agreement and shall have the right to enforce the relevant provisions hereof directly to the extent such third-party may deem such enforcement necessary or advisable to protect the its rights.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CCF INTERMEDIATE HOLDINGS LLC

By:

Name:
Title:

CCF OPCO LLC

By:

Name:
Title:

GLAS TRUST COMPANY LLC, as Administrative Agent

By:

Name:
Title:

COMMUNITY CHOICE FINANCIAL ISSUER, LLC, as a Lender

By:

Name:
Title: